As filed with the Securities and Exchange Commission on April 4, 2002

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  MAXXON, INC.
                 (Name of Small Business Issuer in its Charter)


       Nevada                       541700                     73-1526138
       ------                       ------                     ----------
(State of incorporation)      (Primary SIC Code)        (IRS Employer ID Number)

                             ---------------------

                       8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 492-4125
        (Address and telephone number of principal executive offices and principal place of business)

                              ---------------------

                    Gifford M. Mabie, Chief Executive Officer
                                  Maxxon, Inc.
                        8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 492-4125
            (Name, address and telephone number of agent for service)

                             ---------------------

                                   Copies to:

                                Ronald C. Kaufman
                              Kaufman & Associates
                          624 South Boston, 10th floor
                                 Tulsa, OK 74119
                                 (918) 584-4463
                               (918) 584-2207 Fax

                              ---------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                             ---------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of Each Class                           Proposed Maximum        Proposed Maximum
of Securities to be       Amount to be            Offering           Aggregate Offering        Amount of
Registered                 Registered          Price Per Unit              Price           Registration Fee
----------------------- ------------------ ----------------------- ----------------------- ------------------
Common Stock               7,932,333             $0.39 (1)              $3,093,610              $284.61

Common Stock (2)           9,282,333             $0.39 (1)              $3,620,110              $333.05
                                                                                           ------------------

                                                                                                $617.66
                                                                                           ------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (g) of the Securities Act of 1933.

(2) Represents common stock issuable upon the exercise of options and warrants at prices ranging from $0.01 per share to $0.50 per share. These options and warrants expire from July 18, 2002 to October 31, 2009.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                                                                                               Prospectus
                Form SB-2 Item                             Location in Prospectus               Page No.
------------------------------------------------ -------------------------------------------- -------------
Item 1.  Front of Statement and Outside Cover    Prospectus.................................       5
         of Prospectus

Item 2.  Inside Front and Outside Back Cover     Outside Back Cover of Prospectus...........       25
         Pages of Prospectus

Item 3.  Summary Information and Risk Factors    Prospectus Summary.........................       6
                                                 Risk Factors...............................       7
Item 4.  Use of Proceeds
                                                 Use of Proceeds............................       11
Item 5.  Determination of Offering Price
                                                 Determination of Offering Price............       11
Item 6.  Dilution
                                                 N/A
Item 7.  Selling Security Holders
                                                 Selling Security Holders...................       13
Item 8.  Plan of Distribution
                                                 Plan of Distribution.......................       15
Item 9.  Legal Proceedings
                                                 Legal Matters..............................       24
Item 10. Directors, Executive Officers,
         Promoters and Control Persons           Directors, Executive Officers, Promoters
                                                 and Control Persons........................       16
Item 11. Security Ownership of Certain
         Beneficial Owners and Management        Security Ownership of Certain Beneficial
                                                 Owners and Management......................       17
Item 12. Description of Securities

Item 13. Interest of Named Experts and Counsel   Description of Securities..................       17

Item 14. Disclosure of Commission Position of    Disclosure of Commission Position of
         Indemnification for Securities Act      Indemnification for Securities Act
         Liabilities                             Liabilities...............................        25

Item 15. Organization Within Last Five Years     Our History................................       18

Item 16. Description of Business                 Our Business................................      19

Item 17. Management's Discussion and Analysis
         or Plan of Operation                    Our Plan of Operation.......................      23

Item 18. Description of Property                 Description of Property....................       23

Item 19. Certain Relationships and Related       Certain Relationships and Related
         Transactions                            Transactions...............................       24




                                       3

      CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                                                                                               Prospectus
                Form SB-2 Item                             Location in Prospectus               Page No.
------------------------------------------------ -------------------------------------------- -------------

Item 20. Market for Common Equity and Related    Price Range of Our Common Stock............       12
         Stockholder Matters

Item 21. Executive Compensation                  Executive Compensation.....................       24

Item 22. Financial Statements                    Index to Financial Statements..............       36

Item 23. Changes In and Disagreements With       None
         Accountants on Accounting and
         Financial Disclosure


         The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale or offer is not permitted.


                                   PROSPECTUS

                                  MAXXON, INC.

                        8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 492-4125

                                  THE OFFERING

         This prospectus relates to the resale by the Selling Security Holders of 7,932,333 shares of common stock and up to an additional 9,282,333 shares of common stock issuable upon the exercise of options and warrants by the Selling Security Holders. The Selling Security Holders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.

         We will receive no proceeds from the sale of the shares by the Selling Security Holders. However, we will receive proceeds of up to $3,913,900 from the exercise of the options and warrants.

         Our common stock is quoted over-the-counter under the symbol "MXON". On April 4, 2002, the average of the high and low prices of the common stock was $0.42 per share.

         THIS INVESTMENT involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 8 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              --------------------

                  The date of this prospectus is April 4, 2002

                             --------------------

         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The Selling Security Holders is not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                Table of Contents

Prospectus Summary...............................6      Our Business.....................................19
Risk Factors.....................................7      Our Plan of Operation............................23
Use of Proceeds..................................11     Description of Property..........................23
Determination of Offering Price..................11     Certain Relationships and Related Transactions...24
Price Range of Common Stock......................12     Executive Compensation...........................24
Selling Security Holders.........................13     Financial Statements.............................24
Plan of Distribution.............................15     Legal Matters....................................24
Directors, Executive Officers, Promoters
And Control Persons..............................16     Interest of Named Experts and Counsel............24
Security Ownership of Certain Beneficial                Disclosure of Commission Position on
Owners and Management............................17     Indemnification for Securities Act Liabilities...25
Description of Securities........................17     Reports to Security Holders......................25
Our History......................................19     Incorporation of Certain Documents
                                                        By Reference.....................................25




                               PROSPECTUS SUMMARY

ABOUT OUR COMPANY

     Maxxon, Inc. is a development stage corporation organized to develop and market selected healthcare products, which, in our opinion, provide unique advantages or improvements to products that are currently in use.

     Our immediate objective is to develop and market a competitive product line of hypodermic syringes that are designed to reduce the risk of accidental needlestick injuries. These injuries pose a serious risk of transmitting fatal or chronic diseases to healthcare workers. Current needlestick prevention devices are considered to be either too costly or ineffective when addressing the problem of accidental needlestick injuries.

     On November 18, 1999, we acquired an exclusive worldwide license to develop, manufacture and market a patented disposable safety syringe that automatically retracts the needle into the barrel of the syringe immediately after an injection has been administered. Once inside, the needle will remain indefinitely, significantly reducing the risk of accidental needlestick injuries.

     On December 10, 2001, we submitted an application for approval of our syringe to the FDA. We must receive FDA approval before we can sell the syringe in the United States.

     We are also pursuing the development of a safety venipuncture device to be used when drawing blood. This device has an automatic vacuum-operated needle retraction feature. The Company has filed a provisional patent application for the safety venipuncture device.

KEY FACTS

        Shares Offered by Selling Security Holders
        (assuming the exercise of all 9,282,333
        options and warrants):                                 17,214,666 shares

        Total shares outstanding prior to the offering:        24,788,457 shares

        Total shares outstanding after the offering
        (assuming the exercise of all 9,282,333 options
        and warrants):                                         34,070,790 shares

        Price per share to the public                          Market price at time of resale

        Total proceeds raised by the offering                  We will not receive any proceeds from the
                                                               sale of common stock by the Selling
                                                               Security Holders.  We will, however,
                                                               receive up to $3,913,900 from the exercise
                                                               of warrants and options by the Selling
                                                               Security Holders.  We plan to use these
                                                               proceeds for marketing, legal and administrative
                                                               expenses related to the safety syringe and for
                                                               further development of the safety venipuncture
                                                               device.

                                  RISK FACTORS

         You should carefully consider each of the risks and uncertainties described below and all the other information contained in this Prospectus before deciding to invest in shares of our common stock. The trading price of our common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose all or part of the money you paid to buy our common stock.

         This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by use described below and elsewhere in this Prospectus. We assume no obligation to update any forward-looking statements or to reason why actual results might differ.

Going Concern
         We are a development stage company with no revenues. We will not have revenues until such time as our safety syringe is approved by the FDA and the syringe is available for commercial sale in the United States. Until then, our ability to continue operating will depend upon our ability to raise sufficient capital. If such capital is not raised, we will not be able to continue as a going concern.

We Have A Limited Operating History
         We have only been operating since August 1996. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be based. We face all of the risks common to companies in their early stage of development, including:

         -Under Capitalization
         -Cash Shortages
         -An Unproven Business Model
         -A Product in the Development Stage
         -Lack of Revenue, Cashflow, and Earnings to be Self-sustaining

         Our failure to successfully address any of the risks described above will have a material adverse effect on our business, financial condition and on the price of our common stock.

We Have A History Of Losses And Expect Future Losses
         We have had annual losses since our inception. We expect to continue to incur losses until we can sell enough products at prices high enough to generate a profit. As of December 31, 2001, we had accumulated a deficit of approximately $8.0 million. There is no assurance that our safety syringe will be commercially viable. There is no assurance that we will generate revenue from the sale of the safety syringe or that we will achieve or maintain profitable operations.

Our Safety Syringe May Not Receive FDA Approval
         Maxxon's safety syringe is not for sale at this time. An application was submitted to the FDA for approval of the syringe on December 10, 2001. FDA approval has not yet been received. There is no assurance that the syringe will be commercially viable or that the FDA will approve it for sale in the U.S.

Our Safety Syringe May Prove Too Expensive to Manufacture and Market
Successfully
         Market acceptance of our product will depend in large part upon our ability to demonstrate the operational and safety advantages of our product as well as the cost effectiveness of our product compared to both standard and other safety needle products. If we are unable to produce a safety syringe at a cost that is competitive with standard syringes or other safety needle products, we will not be able to sell our product.

Intense Competition Could Harm Our Financial Performance

        The medical technology and medical device industries are highly competitive. According to the 1998 report from Theta Corporation, a publisher of comprehensive market research reports on the medical device, diagnostic, biotech, and pharmaceutical industries, the three leading manufacturers of hypodermic syringes are Becton Dickinson, with approximately 71% of the market; Sherwood Medical, with approximately 22% of the market; and Terumo, with approximately 7% of the market. Our competitors have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

Because We Depend On A Single Technology, We Are Vulnerable to Superior Competing Products Or New Technologies That Could Make Our
Safety Syringe Obsolete
         Because we have a narrow focus on a particular product and technology (retractable needles), we are vulnerable to the development of superior competing products and to changes in technology which could eliminate or reduce the need for our products. If a superior technology is created, the demand for our product could greatly diminish and our stock price would decrease.

If We Cannot Generate Adequate, Profitable Sales Of Our Safety Syringe,
We Will Not Be Successful
         In order to succeed as a company, we must develop a commercially viable product and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we succeed in developing a commercially viable product, a number of factors may affect future sales of our product. These factors include:

      - Whether we are successful in obtaining FDA approval;
      - Whether physicians, patients and clinicians accept our product as a viable, safe alternative to the standard medical syringe;
      - Whether the cost of our product is competitive in the medical marketplace; and
      - Whether we successfully contract the manufacture and marketing of the syringe to third parties or develop such capabilities ourselves

Because We Have No Manufacturing, Marketing or Distribution Capabilities,
We May Not Be Able To Make, Market And Distribute Our Safety Syringe
         Our success depends, in part, on our ability to market and distribute our product effectively. We have no experience in the sale or marketing of medical products. We have no manufacturing, marketing or distribution capabilities. In the event that we obtain FDA approval for our safety syringe, we may require the assistance of one or more experienced medical device companies to market and distribute it effectively. If we seek an alliance with an experienced medical device company, we may be unable to find a collaborative participant, enter into an alliance on favorable terms or enter into an alliance that will be successful. Any participant to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing our product. Any marketing participant or licensee may terminate its agreement with us and abandon our product at any time for any reason without significant payment.
If we do not enter into an alliance with a medical device company to market and distribute our product, we may not be successful in entering into alternative arrangements, whether engaging independent distributors or recruiting, training and retaining a marketing staff and sales force of our own.

If the Warrants and Options Are Not Exercised Soon We Must Raise Additional
Funds
         We require substantial working capital to manufacture and market our safety syringe, once FDA approval has been received. There is no assurance that the additional capital required will be available to us on acceptable terms when needed, if at all. Any additional capital may involve substantial dilution to the interests of Maxxon's then existing shareholders.

Stringent, Ongoing Government Regulation and Inspection Of Our Safety Syringe Could Lead To Delays In Manufacture, Marketing and Sales

         The FDA continues to review products even after they receive FDA approval. If and when the FDA approves our safety syringe, its manufacture and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacturing and marketing of our safety syringe. In addition, the FDA can withdraw a previously approved product from the market at any time, upon receipt of newly discovered information.

We Must Obtain Regulatory Approvals In Foreign Jurisdictions To Market Our Products Abroad
         We will be subject to a variety of regulations governing clinical trials and sales of our products outside the U.S. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a foreign country. The process of obtaining these approvals will be time consuming and costly. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of pre-clinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

Healthcare Reform and Controls On Healthcare Spending May Limit The Price We Can Charge For Our Safety syringe And The Amount We Can Sell
         The federal government and private insurers have considered ways to change, and have changed, the manner in which healthcare services are provided in the United States. Potential approaches and changes in recent years include controls on healthcare spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our product. Assuming we succeed in bringing our product to market, uncertainties regarding future healthcare reform and private practices could impact our ability to sell our product in large quantities at profitable pricing.

         The safety syringe field is relatively new, and it is quite possible that new regulations could be proposed and adopted which could restrict marketing of its safety syringe. Maxxon is not aware of any such pending or proposed regulations, however, there is no assurance that they will not be imposed.

         In October 1998, California was the first state to enact legislation that made itself the first state in the nation to require the use of safety needles to protect healthcare workers from accidental needlesticks. Since that time numerous states have enacted safety needle laws including Tennessee, Maryland, Texas, New Jersey, Ohio, West Virginia, Minnesota, Maine, Georgia, New Hampshire, Iowa, Alaska, Connecticut, Oklahoma, Massachusetts, New York, Missouri, Rhode Island, Pennsylvania, and Arkansas. Federal legislation was signed into law on November 6, 2000, by former President Clinton. Federal legislation which became effective for most states on April 12, 2001, now requires safety needle products be used for the vast majority of procedures.

Uncertainty Of Third-Party Reimbursement Could Affect Our Ability To Sell
Our Safety Syringe At A Profit
         Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental healthcare programs and private health insurers. There is no guarantee that governmental healthcare programs or private health insurers will cover the cost of our product or permit us to sell our product at a high enough price to generate a profit.

We Do Not Own the Safety Syringe Patent and We May Not Own Any Improvements
         The U.S. patent covering the Maxxon Safety Syringe is owned by its inventor Wayland J. Rippstein. Improvements to the patent may also be owned by Mr. Rippstein. There is no assurance that competing products will not be developed or that improvements to the patent will be available to Maxxon under its existing license. The filing, prosecution and maintenance of all patent rights are within the sole discretion of the patent owner. Maxxon has the right to request that the patent owner seek, obtain and maintain such patent and other protection to the extent that they are lawfully entitled to do so, at Maxxon's sole expense. There is no assurance that the patent owner will seek, obtain or maintain such patent and other protection to which they are lawfully entitled. Further, there is no assurance that Maxxon will have sufficient working capital to fund the patent owner's efforts in those activities, if requested.

Our Lack Of Foreign Patent Protection Could Adversely Affect Our Ability To Compete
         The U.S. patent covering the Maxxon Safety Syringe does not extend to foreign countries, and the Company does not presently have any foreign patent protection for its product. Therefore, our safety syringe could be duplicated and sold in foreign countries without our permission. If that happens, we would not receive payment or royalty.

We Are Dependent Upon The Services Of The Researchers And Our Employees
         The Maxxon Syringe is being developed by the Genesis Design Group of Simi Valley, California under the guidance of Wayland J. Rippstein and Maxxon. The loss of the services of Mr. Rippstein and the inability to retain an acceptable substitute could have a material adverse effect on Maxxon. Maxxon is also dependent upon the services of its sole officer and key employees. The loss of the services of these key personnel or the inability to retain such experienced personnel could have a material adverse effect on Maxxon.

Concentration Of Stock Ownership
         After this Offering, our sole officer and director and our key employees and our beneficial owners, as a group, will own approximately 10% of the outstanding common stock. Accordingly, they exercise substantial influence over our business and the election of members to the Board of Directors.

Limited Experience Of Management And Potential Conflicts Of Interest
         The sole officer and significant employees of Maxxon have had limited experience in the medical device industry. In addition, the sole officer and key employees are associated with other firms involved in a range of business activities. Consequently, there are potential conflicts of interest in terms of the amount of time each can devote to the Company. Management estimates that not more than 50% of their time will be devoted to Maxxon's activities.

Our Stock Price Is Volatile
         Our common stock is traded on the OTC National Quotation Bureau "Pink Sheets" under the symbol "MXON." The price at which our common stock is traded is volatile and may continue to fluctuate substantially due to factors such as:

        -Our anticipated operating results
        -Variations between our actual results and the expectations of investors -Announcements by us or others and developments affecting our business -Investor perceptions of our Company and comparable public companies

         In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of companies in the medical device industry, like us. These fluctuations may result in a material decline in the price of our common stock.

Our Stock Is Considered To Be A "Penny Stock"
         The Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The Securities and Exchange Commission (SEC) has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If an exception is unavailable, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stock may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the Selling Security Holders. If the Selling Security Holders exercise their options and warrants, we will receive up to $3,913,900 of proceeds, which we intend to use for marketing, legal and administrative expenses related to the safety syringe and to further develop the safety venipuncture device.

                         DETERMINATION OF OFFERING PRICE

         The Selling Security Holders may sell their shares from time to time at prevailing market prices. The offering price of the securities for registration fee purposes was calculated pursuant to Rule 457(c) and/or (g) of the Act and was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price for registration fee purposes, we relied on the average of the high and low prices of our common stock on April 3, 2002 as reflected in the over-the-counter (OTC) marketplace. On April 3, 2002, the average high and low prices of our common stock was $0.39 per share.

                           PRICE RANGE OF COMMON STOCK

         Maxxon's common stock is traded over the counter under the trading symbol "MXON". The high and low prices for Maxxon's common stock during the calendar quarters ended were:

      Quarter ended                                High                  Low
      -------------                                ----                  ---
      March 31, 2002                               $0.99                 $0.44
      December 31, 2001                            $1.10                 $0.57
      September 30, 2001                           $1.48                 $0.77
      June 30, 2001                                $1.18                 $0.61
      March 31, 2001                               $1.50                 $0.15
      December 31, 2000                            $0.38                 $0.13
      September 30, 2000                           $0.50                 $0.15
      June 30, 2000                                $0.63                 $0.24

         Quotations on the National Quotation Bureau Pink Sheets reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, mark-down or commission, and may not represent actual transactions

                                 DIVIDEND POLICY

         We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

                            SELLING SECURITY HOLDERS

         The Selling Security Holders are shareholders who acquired shares of common stock, options and/or warrants in transactions exempt from registration under the Securities Act of 1933, as amended. The following table provides details regarding the Selling Security Holders' beneficial ownership of our common stock as of April 4, 2002, and as adjusted to give effect to the sale of all of the shares offered hereby:

                                                             Shares                   Percent     Shares
                                          Shares of   Issuable Upon                     Owned      Owned
                                       Common Stock     Exercise of      Number of   Prior to      After
                                       Owned Before      Options or         Shares   Offering       This
Name of Selling Security Holder       This Offering        Warrants        Offered        (6)   Offering (7)
-------------------------------------------------------------------------------------------------------------
Petroxx Resources, Inc.                     632,333         632,333 (1)  1,264,666      4.97%          0
Charles L. Wickham, Jr.                     500,000         500,000 (2)  1,000,000      3.95%          0
Mansfield Garrett                                 0       1,000,000 (3)  1,000,000      3.88%          0
Roy A. Nuttall                              480,000         480,000 (2)    960,000      3.95%          0
Wayland Rippstein                                 0         800,000 (4)    800,000      3.13%          0
Francis Equities, L.L.C.                    333,333         333,333 (1)    666,666      2.65%          0
Delaware Charter Guaranty, Trustee
     FBO William Kingham IRA                300,000         300,000 (2)    600,000      2.39%          0
Andrew P. Collins                           250,000         250,000 (2)    500,000      2.00%          0
Ida Wickham                                 250,000         250,000 (2)    500,000      2.00%          0
Roger & Katherine Zierenberg                240,000         240,000 (2)    480,000      1.92%          0
John K. Green                               200,000         200,000 (2)    400,000      1.60%          0
Steve Kelley                                200,000         200,000 (2)    400,000      1.60%          0
Michael McCann                              200,000         200,000 (1)    400,000      1.60%          0
Estate of Joe Montesi, Sr.                  200,000         200,000 (2)    400,000      1.60%          0
Robert M. Wickham                           200,000         200,000 (2)    400,000      1.60%          0
Clarence E. Williams, Jr.                   200,000         200,000 (2)    400,000      1.60%          0
John A. Deleye                              180,000         180,000 (2)    360,000      1.44%          0
Gail Carnes                                 167,667         167,667 (1)    335,334      1.34%          0
Cecily E. Brawner                           160,000         160,000 (2)    320,000      1.28%          0
Jeffrey Ludlow                              150,000         150,000 (2)    300,000      1.20%          0
William Kingham                             140,000         140,000 (2)    280,000      1.12%          0
Stuart Daley                                250,000               0        250,000      1.01%          0
David Hernandez                                   0         250,000 (5)    250,000      1.00%          0
Joe Montesi, Jr.                            120,000         120,000 (2)    240,000     **              0
Marty Smith                                 235,000               0        235,000     **              0
David E. Cowan                              100,000         100,000 (2)    200,000     **              0
DEC Charitable Remainder Trust              100,000         100,000 (2)    200,000     **              0
Dean Guise                                  200,000               0        200,000     **              0
Brian F. Sweeney                            100,000         100,000 (2)    200,000     **              0
Robert B. Bundy                              90,000          90,000 (2)    180,000     **              0
Neils Ludlow                                 80,000          80,000 (2)    160,000     **              0
Ronald L. Motley                             80,000          80,000 (2)    160,000     **              0
Edward P. Garbade                            60,000          60,000 (2)    120,000     **              0
Larry D. Hansen                              60,000          60,000 (2)    120,000     **              0
Jarolee K. Roberson                          60,000          60,000 (2)    120,000     **              0
Donald W. Baker                              50,000          50,000 (2)    100,000     **              0
Larry N. Reed                                45,000          45,000 (2)     90,000     **              0
Robert E. & Rose A York Trust                44,000          44,000 (2)     88,000     **              0
Robert J. Dunn                               40,000          40,000 (2)     80,000     **              0
III Acquisition Corporation                  40,000          40,000 (2)     80,000     **              0
Robert Italia                                40,000          40,000 (2)     80,000     **              0
David Markman                                40,000          40,000 (2)     80,000     **              0


                                                             Shares                   Percent     Shares
                                          Shares of   Issuable Upon                     Owned      Owned
                                       Common Stock     Exercise of      Number of   Prior to      After
                                       Owned Before      Options or         Shares   Offering       This
Name of Selling Security Holder       This Offering        Warrants        Offered        (6)   Offering (7)
-------------------------------------------------------------------------------------------------------------
Melvin Markman                               40,000          40,000 (2)     80,000     **              0
William S. Michalak                          40,000          40,000 (2)     80,000     **              0
Amy E. Nichols                               40,000          40,000 (2)     80,000     **              0
Structural Rehab, Inc.                       40,000          40,000 (2)     80,000     **              0
William O. Saylors                           36,000          36,000 (2)     72,000     **              0
Zierenberg Family Trust                      30,000          30,000 (2)     60,000     **              0
Larry J. Zimmerman                           30,000          30,000 (2)     60,000     **              0
Linda Whiting                                28,000          28,000 (2)     56,000     **              0
Rod Zierenberg                               28,000          28,000 (2)     56,000     **              0
Ronald Markman                               25,000          25,000 (2)     50,000     **              0
David K. Draper                              24,000          24,000 (2)     48,000     **              0
Francis J. Newell                            24,000          24,000 (2)     48,000     **              0
Gregg D. Bailey                              20,000          20,000 (2)     40,000     **              0
Kelly L. Barker                              20,000          20,000 (2)     40,000     **              0
Thomas Belbas                                20,000          20,000 (2)     40,000     **              0
Richard Bendinelli                           20,000          20,000 (2)     40,000     **              0
William D. Brennan                           20,000          20,000 (2)     40,000     **              0
Robert L. Bundy                              20,000          20,000 (2)     40,000     **              0
Christopher J. Corley                        20,000          20,000 (2)     40,000     **              0
Ronn Cunningham                              20,000          20,000 (2)     40,000     **              0
Mary Layne Curlee                            20,000          20,000 (2)     40,000     **              0
Beatrice Dickson                             20,000          20,000 (2)     40,000     **              0
James J. Farpelha                            20,000          20,000 (2)     40,000     **              0
Wesley George                                20,000          20,000 (2)     40,000     **              0
John Ilczyszyn                               20,000          20,000 (2)     40,000     **              0
Dennis C. Italia                             20,000          20,000 (2)     40,000     **              0
Jackie Klein Sr.                             20,000          20,000 (2)     40,000     **              0
Jamal A. Middleton                           20,000          20,000 (2)     40,000     **              0
Karen Sue Moran                              20,000          20,000 (2)     40,000     **              0
Doug Nowak                                   20,000          20,000 (2)     40,000     **              0
Mark E. Payne                                20,000          20,000 (2)     40,000     **              0
Mike Pollock                                 20,000          20,000 (2)     40,000     **              0
Maxine Reed                                  20,000          20,000 (2)     40,000     **              0
Kenneth J. Rubin                             20,000          20,000 (2)     40,000     **              0
Lawrence J. Sanders                          20,000          20,000 (2)     40,000     **              0
Anthony J. Settineri                         20,000          20,000 (2)     40,000     **              0
Gary D. & Lynette Snyder Trustees            20,000          20,000 (2)     40,000     **              0
Raymond D. Spickelmier                       20,000          20,000 (2)     40,000     **              0
Tracy L. Standridge                          20,000          20,000 (2)     40,000     **              0
Bruce L. Stubbs                              20,000          20,000 (2)     40,000     **              0
Donna L. Waller                              20,000          20,000 (2)     40,000     **              0
Charles M. Wheet                             20,000          20,000 (2)     40,000     **              0
Gregory T. Wheet                             20,000          20,000 (2)     40,000     **              0
Brad J. Williams                             20,000          20,000 (2)     40,000     **              0
Joe Finger                                   17,000          17,000 (2)     34,000     **              0
McMains Family Revocable Trust                8,000           8,000 (2)     16,000     **              0
Lucinda Smith Trust                          15,000               0         15,000     **              0
Jackie Klein, Jr.                             5,000           5,000 (2)     10,000     **              0
Michael Markman                               5,000           5,000 (2)     10,000     **              0
Grant E. Standridge                           5,000           5,000 (2)     10,000     **              0
Kay L. Standridge                             5,000           5,000 (2)     10,000     **              0


                                                             Shares                   Percent     Shares
                                          Shares of   Issuable Upon                     Owned      Owned
                                       Common Stock     Exercise of      Number of   Prior to      After
                                       Owned Before      Options or         Shares   Offering       This
Name of Selling Security Holder       This Offering        Warrants        Offered        (6)   Offering (7)
-------------------------------------------------------------------------------------------------------------

Kendall R. Standridge                         5,000           5,000 (2)     10,000     **              0
Sydney R. Standridge                          5,000           5,000 (2)     10,000     **              0
Johnnie L. Kaase                              4,000           4,000 (2)      8,000     **              0
Roger Zierenberg, Jr.                         4,000           4,000 (2)      8,000     **              0
Ashley Himmelstern                            2,000           2,000 (2)      4,000     **              0
Joshua Himmelstern                            2,000           2,000 (2)      4,000     **              0
Sophie Himmelstern                            2,000           2,000 (2)      4,000     **              0
Naomi Markman                                 2,000           2,000 (2)      4,000     **              0
Noah Markman                                  2,000           2,000 (2)      4,000     **              0
                                      ------------------------------   ------------
TOTAL                                     7,932,333       9,282,333     17,214,666
                                      ------------------------------   ------------

(1) Amount represents warrants to purchase shares of common stock at $0.32 per share on or before May 10, 2004.

(2) Amount represents warrants to purchase shares of common stock at $0.50 per share on or before December 31, 2005.

(3) Amount represents warrants to purchase shares of common stock at $0.01 per share on or before July 18, 2002.

(4) Amount represents options to purchase shares of common stock at $0.50 per share on or before October 31, 2009.

(5) Amount represents options to purchase shares of common stock at $0.25 per share on or before July 18, 2002.

(6) For each shareholder listed above, his or her percent owned prior to offering was calculated by dividing the number of shares offered by a denominator based on 24,088,457 shares issued and outstanding as of December 15, 2001, plus the number of shares issuable upon exercise of options or warrants. Each shareholder has the right to acquire his or her options or warrants within 60 days of December 15, 2001.

(7) Assumes that all of the offered shares will eventually be resold by the Selling Security Holders and none will be held by the Selling Security Holders for their own accounts.

**   Represents less than 1% of the total outstanding shares


                              PLAN OF DISTRIBUTION

         Each Selling Security Holder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Each Selling Security Holder has advised us that he or she has not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his or her shares. The Selling Security Holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         Each Selling Security Holder may sell his or her shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder. These broker-dealers may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each Selling Security Holders may be, and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

         Because each Selling Security Holder may be considered an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, each Selling Security Holders will be subject to prospectus delivery requirements.

         We have informed each Selling Security Holders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided each Selling Security Holders with a copy of such rules and regulations.

         Each Selling Security Holders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. Each Selling Security Holder is responsible for brokerage commissions, if any, attributable to the sale of his or her securities.


           DIRECTORS, EXECUTIVE OFFICER, PROMOTERS AND CONTROL PERSONS

         Gifford M. Mabie, age 61, is our sole officer and director. He has been an executive officer and director of the Company since May, 1997 (inception). From 1982 to 1994, Mr. Mabie was Senior Vice President of CIS Technologies, Inc., a leading healthcare information company that was purchased by National Data Corporation in 1996. He holds degrees in accounting and economics from Memphis State University and served for eight years in the United States Navy.

         Other Directorships. Mr. Mabie is the sole officer and director of Lexon, Inc. (OTC Bulletin Board: LXXN).

(b)  Significant Employees
         The following individuals are not executive officers but are expected by the Company to make a significant contribution to our business:

         Thomas R. Coughlin, M.D., age 52, is Medical Advisor for Maxxon. Prior to joining Maxxon, Dr. Coughlin was a cardiovascular surgeon. From 1992 to 1995, he was Medical Director of Cardiovascular Surgical Services at Alexandria Hospital in Alexandria Virginia and from 1991 to 1995, was Assistant Clinical Professor, Thoracic and Cardiovascular Surgery at George Washington University Medical Center in Washington, D.C. He has received numerous professional honors and has published 25 research papers. He is a graduate of the University of Rochester School of Medicine and Dentistry, Rochester, New York (M.D.) and of Seton Hall University (B.S.).

         Rhonda R. Vincent, age 37, is Financial Reporting Manager for Maxxon and has been employed by the Company in various capacities since inception. Ms. Vincent held various accounting, finance and investor relations positions with CIS Technologies, Inc., a leading healthcare information processing company that was purchased by National Data Corporation in 1996. She began her career as an audit associate with the public accounting firm of Coopers & Lybrand. Ms. Vincent is a Certified Public Accountant and holds a Bachelor of Science degree in accounting from Oral Roberts University.

         Vicki L. Pippin, age 42, is Administrative Manager for Maxxon. She has had more than 20 years in senior executive administration for various public companies in the aerospace and healthcare software industries, including McDonnell Douglas, Burtek Industries and CIS Technologies.

(c)  Family Relationships

         None.

(d) Involvement in Legal Proceedings of Officers, Directors and Control Persons

         None.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following shareholders are known to us to own more than 5% of the outstanding common stock of the Company. Except as otherwise indicated, all information is as of March 28, 2002 and ownership consists of sole voting and investment power.


                                                                  Beneficial         Percentage of
                                           Relationship to         Ownership          Outstanding
              Name and Address                 Company          Common Stock(1)     Common Stock (2)
      ---------------------------------- -------------------- -------------------- -------------------

      Gifford M. Mabie.................   Sole Officer and       1,150,000 (3)           4.58%
      8908 S. Yale Ave. #409                  Director
      Tulsa, OK  74137

      Rhonda R. Vincent................     Employee and         1,370,300 (3)           5.46%
      8908 S. Yale Ave. #409              Beneficial Owner
      Tulsa, OK  74137

      Sole Officer and Director and Beneficial Owners
      as a Group (3 persons)................................     2,520,300               9.94%


(1) Includes shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 28, 2002.

(2) For each shareholder listed above, his or her percentage of outstanding common stock was based on 24,788,457 shares issued and outstanding as of March 28, 2002, plus the shares which each shareholder has the right to acquire within 60 days of March 28, 2002.

(3) Includes options to purchase 300,000 shares of common stock exercisable at $0.50 per share. These options expire January 30, 2008.



                            DESCRIPTION OF SECURITIES

Common Stock
         Maxxon is authorized to issue 75,000,000 Shares of Common Stock, par value $0.001 per share, of which 24,788,457 shares were outstanding as of April 4, 2002.

         Voting Rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting.

         Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Maxxon has not paid dividends of any kind. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. Maxxon intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Maxxon's financial condition and such other factors as the Board of Directors may consider.

         Liquidation Rights. Upon any liquidation, dissolution or winding up of Maxxon, holders of shares of Common Stock are entitled to receive pro rata all of the assets of Maxxon available for distribution to shareholders after liabilities are paid and distributions are made to the holders of Maxxon's Preferred Stock.

         Preemptive Rights. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Maxxon.

Preferred Stock
         Maxxon is also authorized to issue 5,000,000 Shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

Options and Warrants Outstanding
         As of April 4, 2002, there were outstanding warrants to purchase up to 7,232,333 shares of our common stock at a prices ranging from $0.36 per share to $0.50 per share that were issued to the Selling Security Holders. The warrants expire from May 10, 2004 to December 31, 2005. As of April 4, 2002, there were outstanding options to purchase up to 3,050,000 shares of our common stock at exercise prices ranging from $0.01 per share to $0.50 per share. The options expire from July 18, 2002 to October 31, 2009.

                                   OUR HISTORY

1.  Form and Year of Organization

         We are a development stage Nevada corporation organized on August 16, 1996 under the name Cerro Mining Corporation. On May 9, 1997, we entered into a Merger Agreement with Maxxon, Inc., a privately-held Oklahoma corporation. After receiving approval from a majority of our shareholders and Maxxon-OK's shareholders, we issued 7,578,000 shares of our common stock for 100% of the issued and outstanding common stock of Maxxon-OK and changed our name from Cerro Mining Corporation to Maxxon, Inc. Maxxon-OK ceased to exist by reason of the Merger. The Merger was effective May 20, 1997.

2.  Bankruptcy or Receivership

         We have never been in bankruptcy or receivership.

3.  Mergers, Reclassifications and Purchases of Assets

         On November 18, 1999, we purchased from Mr. Wayland Rippstein and his associates, Lynn Carter and Ken Keltner, the exclusive worldwide license to develop, manufacture and market Mr. Rippstein's disposable safety syringe that automatically retracts the needle into the barrel of the syringe immediately after an injection has been given. A copy of the Rippstein License is incorporated herein by reference. On February 27, 2001, the patent covering Mr. Rippstein's syringe design was published by the U.S. Patent and Trademark Office. Details regarding our License Agreement with Mr. Rippstein are discussed in Item 7. "Patents, Trademarks, Licenses, Royalty Agreements or Labor Contracts."

                                  OUR BUSINESS

Principal Product
         Maxxon has no product or service for sale at this time. It is anticipated that the Safety Syringe will be marketed when FDA approval is secured and manufacturing and marketing alliances have been secured.

         The Maxxon Safety Syringe is designed to be a disposable retractable syringe that uses a proprietary, patented technology whereby a vacuum causes the needle to retract into the barrel of the syringe after an injection is given. The Safety Syringe is designed to be a cost-effective alternative to traditionally constructed disposable syringes and is intended to avoid the danger of accidental needle puncture associated with traditional disposable syringes. With a traditional disposable syringe, a needle contaminated with a patient's blood remains a danger to health care professionals handling the needle until it is permanently disposed of in a proper biohazard containment unit. We believe the Maxxon Safety Syringe, as designed, will not present a "needle stick" hazard to health professionals after use, because the contaminated needle is retracted into the barrel of the syringe after use.

Market for the Maxxon Safety Syringe
         The world-wide market for disposable syringes is estimated to be in excess of 12 billion units annually. There are over 2,400 needle sticks per day in the United States alone, according to the San Francisco Chronicle, and approximately 76% of accidental needle sticks could be prevented by an effective safety syringe, according to the Centers for Disease Control. Every clinic, hospital, doctor's office, laboratory, public health department, medical research facility, medical school and retail purchaser of syringes for diabetes and other home uses is a potential customer for the Maxxon Safety Syringe, if and when it is approved by the FDA and available commercially.

2.       Distribution Method of Products and Services

         We have not yet determined how the Safety Syringe will be distributed. We do not presently have any manufacturing or distribution capacity. We have not determined the commercial arrangements under which we would be willing to engage a manufacturer or a corporate marketing partner.

3.  Status of Publicly Announced Products or Services

         On December 10, 2001, we submitted an application for approval of its safety syringe to the FDA.

4. Competitive Business Conditions, Competitive Position and Methods of Competition

         There is no known safety syringe available in the market today that is cost-competitive with a standard disposable syringe. Although there are other safety syringes commercially available, the cost of these alternative safety syringes makes them impractical as alternatives to traditional disposable syringes. Unless our safety syringe can be manufactured and sold at wholesale at a price competitive with current disposable syringes, our safety syringe will not be able to compete effectively in the marketplace. Although we believe that our safety syringe can be manufactured to be cost competitive, there is no assurance that we will be successful in doing so.

5.  Sources of Raw Materials and the Names of Principal Suppliers

         We do not presently manufacture any products, so we have no raw materials requirements. The materials used to make our safety syringe are commercially available from a number of suppliers. The manufacturing process is highly technical and demanding with very low fault tolerances. There is no assurance that we will be able to engage a company capable of manufacturing the safety syringe in a cost-effective manner.

6.  Dependence on One or Few Major Customers

         We anticipate that our safety syringe will be marketed to the entire field of medical professionals. We do not anticipate being dependent on any particular customer. We do not know if any one customer will account for more than 1% of our safety syringe sales.

7.  Patents, Trademarks, Licenses, Royalty Agreements or Labor Contracts

         Patents. On February 27, 2001, the U.S. patent covering the safety syringe designed by Mr. Rippstein was published. On January 13, 2001, an application was filed for international patent protection, pursuant to the Patent Cooperation Treaty. There is no assurance that any international patents will issue. There is no assurance that the patent does not infringe on the rights of others.

         The Rippstein License. On November 18, 1999, Maxxon entered into an Exclusive License Agreement with Wayland J. Rippstein, Jr. and associates (the "Rippstein License"), whereby Maxxon acquired the exclusive worldwide license to manufacture and market a new proprietary safety syringe that retracts the needle into the barrel of the syringe after use. In connection with the Rippstein License, the Company paid $10,000 for patent costs and agreed to pay $200,000 if all of the following events happen on or before September 30, 2001; (1) a U.S. patent is issued, (2) a fully functional and working prototype of the syringe is completed, and (3) FDA approval to sell the syringe in the U.S is obtained. However, if FDA approval is not received by September 30, 2001, but the Company has begun selling syringes in places that do not require FDA approval, then the Company will pay the $200,000 out of the first net profits from the sale of those syringes. As of September 30, 2001, FDA approval to sell the syringes had not been received nor had sales commenced in places that do not require FDA approval. Therefore, Maxxon was relieved of its obligation to pay the $200,000 pursuant to the Exclusive License Agreement.

         The Rippstein License also provides for Maxxon to pay royalties of 4% of gross sales of syringes and minimum annual royalties ranging from $10,000 to $20,000 beginning on the 4th anniversary after both a working prototype syringe is developed and a U.S. patent is issued. Such royalties continue for the life of the last to expire patent. Maxxon also granted Mr. Rippstein and his two associates options to purchase a total of 1,600,000 shares of common stock of Maxxon at $0.50 per share, which was greater than the quoted price of Maxxon's common stock on the day the Rippstein License was signed. The options expire October 31, 2009 and are subject to certain vesting conditions. Details regarding the accounting treatment of the options granted, their subsequent transfer and details regarding the vesting conditions are described in Note 7, "Stock Options" of the Notes to Financial Statements.

         Technical Consulting Agreement with Wayland Rippstein. On November 18, 1999, Maxxon entered into a Technical Consulting Agreement with Mr. Rippstein whereby Maxxon engaged him on a non-exclusive basis to provide technical assistance and consulting services to achieve startup of production of the new Maxxon Safety Syringe. Maxxon paid Mr. Rippstein $12,500 upon execution of the Agreement and agreed to pay him an additional $37,500 upon the occurrence of various milestones in the development of the syringe as follows: (1) $12,500 upon the manufacture of the first fully operational working syringe prototype and (2) $25,000 upon production of syringes from the steel molds. On March 1, 2001, paid Mr. Rippstein $12,500 because the first operational working syringe prototype had been produced.

         Employment Agreements. On January 3, 2001, we entered into written employment agreements with Gifford Mabie, our sole officer and director, and Rhonda Vincent, Thomas Coughlin and Vicki Pippin, our employees. These agreements were amended on August 8, 2001 with no substantive changes. The material terms of their respective employment agreements are the same, except that Mr. Mabie's employment agreement states he will not compete with us for one-year after he resigns voluntarily or is terminated for cause. If Mr. Mabie is terminated without cause or if he resigns because a change of control has occurred, then the non-compete clause of his employment agreement will not be applicable. The employment agreements are incorporated herein by reference.

         The term of each employment agreement is for one year, ending January 3, 2002 with an automatic and continuous renewal for consecutive two year periods. Each agreement can be ended either by us or by the employee upon 30 days' written notice. Each agreement provides for an annual salary of at least $100,000 with an annual salary increase equal to no less than the percentage increase in the Consumer Price Index during the previous calendar year. Each employee's salary will be accrued by the Company and paid in whole or in part as cash is available. If an employee resigns or is terminated for any reason, his or her accrued and unpaid salary plus severance pay ranging from three (3) months to twenty-four (24) months, depending on the circumstances of his or her departure, will be due and payable within 30 days of his or her resignation or termination. Under each employment agreement, we provide certain fringe benefits, including, but not limited to, participation in pension plans, profit-sharing plans, employee stock ownership plans, stock appreciation rights, hospitalization and health insurance, disability and life insurance, paid vacation and sick leave. We will reimburse each employee for any reasonable and necessary business expenses, including travel and entertainment expenses that are necessary to carry out his or her duties. Each employee has the right to participate in other businesses as long as those businesses do not compete with us and so long as the employee devotes the necessary working time, as determined in his or her sole discretion, to our business activities. We will indemnify each employee for all legal expenses and liabilities incurred with any proceeding involving the employee by reason of his or her being an officer, director, employee or agent of the Company. We will pay reasonable attorney fees and expenses as incurred in the event that, in the employee's sole judgment, he or she needs to retain counsel or otherwise expend personal funds for his or her defense. If there is a change in control, each employee has the right to resign. A change in control is defined as a change in the majority of Directors within any twelve month period without 2/3 approval of the shares outstanding and entitled to vote, or a merger where less than 50 percent of the outstanding common stock survives and a majority of the Board of Directors remains, or the sale of substantially all of our assets, or if any other person or group acquires more than 50 percent of the voting capital.

         Agreements with Marty Smith and Stuart Daley of Genesis Design Group. On February 22, 2001, the Company entered into an agreement with Marty Smith and Stuart Daley of Genesis Design Group to pay a finders fee to them if their efforts result in bringing a financial partner to invest in or acquire Maxxon. If such a transaction occurs as a result of their efforts, the Company agreed to pay them 100,000 shares of Maxxon common stock and one-half of one percent of the total amount of the transaction. A copy of the agreement is incorporated herein by reference.

         On September 18, 2001, the Company agreed to issue 75,000 shares each to Marty Smith and Stuart Daley of Genesis Design Group for the 3cc safety syringe should the Company decide to proceed with single cavity molds and a working molded 3cc syringe is produced.

8.  Need for Governmental Approval

         Pursuant to the Federal Food, Drug and Cosmetic Act, the FDA regulates the research, design, testing, manufacture, safety, labeling, storage, record-keeping, advertising and promotion, distribution, and production of medical devices in the United States. Maxxon's Safety Syringe is considered a medical device, is subject to FDA regulation, and must receive FDA approval prior to sale in the United States.

         Medical devices are classified into one of three classes, depending on the controls deemed by FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g. labeling, pre-market notification and adherence to Quality System regulations, which have replaced Good Manufacturing Practice regulations.) These devices are subject to the lowest level of regulatory control. Class II devices are subject to general controls and to special controls (e.g. performance standards, post-market surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness, and require clinical testing and FDA approval prior to marketing and distribution. Class III devices are the most rigorously regulated.

         Generally, before a new device can be introduced into the market in the United States, the manufacturer must obtain FDA clearance through a 510(k) pre-market notification or approval of a premarket approval ("PMA") application. If a medical device manufacturer can establish that a device is "substantially equivalent" to a legally marketed Class I, Class II device, or a Class III device for which FDA has not called for PMAs, the manufacturer may seek clearance from FDA to market the device by filing a 510(k) pre-market notification. The 510(k) pre-market notification will need to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA.

         If Maxxon cannot establish that its safety syringe is substantially equivalent to a legally marketed predicate device, Maxxon must seek pre-market approval of the proposed device through submission of a PMA application. A PMA application must be supported by valid scientific evidence, including pre-clinical and clinical trial data, as well as extensive literature to demonstrate a reasonable assurance of the safety and effectiveness of the device. The PMA represents the most rigorous form of FDA regulatory approval. Management believes that it will be able to establish that the Safety Syringe is substantially equivalent to FDA approved syringes.

         The Maxxon Safety Syringe is a single-handed, vacuum operated safety syringe. FDA currently regulates piston syringes as Class II devices, subject to special controls embodied in published standards relating to syringes and require 510(k) clearance.

         We do not plan to package needles with our safety syringe. Our safety syringe is designed to work with most standard needles. We will have to submit performance of data to the FDA for all needle sizes and gauges intended to be used with our safety syringe.

         Our safety syringe meets the definition of a medical device and is subject to FDA 510(k) pre-market notification clearance before it can be commercialized in the United States. No such approval is required in foreign jurisdiction, though such foreign jurisdiction may have its own requesting equipment which must to met before the safety syringe can be sold there. Maxxon cannot begin to gather the data necessary for submission of the application until an effective working prototype syringe is produced in sufficient quantities to gather such data.

9.  Effect of Existing or Probable Governmental Regulation

         The safety syringe field is relatively new, and it is quite possible that new regulations could be proposed and adopted which could restrict marketing our Safety Syringe. We are not aware of any such pending or proposed regulations, however, there is no assurance that they will not be imposed.

10.  Estimate of the Amount Spent on Research and Development

         During the past two fiscal years, we incurred approximately $956,906 of research and development costs. These costs include (1) $42,259 in cash for patent costs for the Rippstein syringe, (2) $27,000 in cash for consulting fees and expenses of Mr. Rippstein, (3) $214,528 for compensation cost recorded when a portions of the stock options granted to Mr. Rippstein and his associates became exercisable, and (4) $375,469 in cash and $297,650 in stock paid to Genesis Design Group for development fees and expenses related to the Rippstein syringe. Of the $375,469 in cash paid to Genesis, $143,615 was for the molds to be produced by Newell Manufacturing.

11.  Costs and effects of environmental compliance

         Maxxon has incurred no costs associated with environmental compliance and does not expect to be required to spend any sums on environmental compliance in the future.

12.  Number of total employees and number of full time employees

         We have no full time employees. We have five employees, including our sole officer and director, who provide services to us on a part-time basis. Our employees are each engaged in other business activities and devote such time as he or she feels is reasonably necessary to carry out our business. Our employees are employed by the same four other companies. Although these other companies are engaged in business activities that are different from our business, there may exist potential conflicts in the amount of time each person devotes to our business. Consequently, developing our business may require a greater period of time than if our employees were employed by us on a full time basis.

         On January 3, 2001, we entered into written employment agreements with Gifford Mabie, Dr. Thomas Coughlin, Rhonda Vincent and Vicki Pippin. For details about the employment agreements, see Item 7. Patents, Trademarks, Licenses, Royalty Agreements or Labor Contracts.


                              OUR PLAN OF OPERATION

1.  Plan of Operation for the Next Twelve Months

         On December 10, 2001, we filed a 510(k) application with the FDA for approval of our safety syringe. During the next twelve months we plan to continue pursuing FDA approval for the safety syringe and to continue development of the safety venipuncture device.

         We are presently seeking strategic alliances to provide us with manufacturing, marketing and distribution capabilities. We have no such alliances or agreements at this time. There is no assurance that we will be successful in finding strategic partners.

(i)  Cash Requirements

         Liquidity and Capital Resources. We believe that our cash resources are not sufficient for the next twelve months, and we will have to obtain additional financing, through the sale of additional securities, which may dilute existing shareholders, depending upon actual costs related to our FDA application. There is not assurance that additional financing will be available to us on acceptable terms, if at all.

(ii)  Product Development and Research Plan for the Next Twelve Months

         Genesis Design Group, our product development consultants, is supervising the production of the molds and the testing of the safety syringe device, the development of the large-scale prototype production runs, and the design of an automated production and assembly process. They are also developing a prototype of the safety venipuncture device.

 (iii) Expected Purchased or Sale of Plant and Significant Equipment

         None.

(iv)  Expected Significant changes in number of employees

         We do not expect a significant change in the number of employees in the near future. We plan to begin searching for a Chief Executive Officer one production of the safety syringe commences, which we expect to occur during 2002. We also plan to seek independent outside directors to serve on the Board of Directors.


                             DESCRIPTION OF PROPERTY

         Our executive offices are leased from Oklahoma National Bank. We share the executive offices with other companies in which our officer and employees may be officers, directors, employees or shareholders. Our portion of the $3,000 monthly lease payment is approximately $600 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the past two years (from April 5, 2000 to April 4, 2002), there were the following related party transactions in excess of $60,000:

         On January 3, 2001, Gifford Mabie, our sole officer and director, and Thomas Coughlin, Rhonda Vincent and Vicki Pippin, our significant employees, each purchased 850,000 shares of common stock at $0.15 per share, which was the closing price of our common stock on the date of the transaction. Each person gave the Company an unsecured promissory note in the amount of $127,500. The notes are due February 23, 2008 and accrue interest at a rate of 8% per year.

         During 2001, Maxxon loaned $232,017 to related parties, of which $116,000 was repaid.


                             EXECUTIVE COMPENSATION

        During 2001, the Company accrued a salary of $100,000 for Mr. Mabie pursuant to his employment agreement. During 2000, the Company recognized the value of Mr. Mabie's services (estimated at $100,000) as an expense with an offsetting entry to paid in capital.

 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Value

                                                              Number of Securities
                                                                        Underlying   Value of Unexercised
Name                                                                   Unexercised           In-the-Money
                           Shares Acquired                         Options/SARs at        Options/SARs at
                               On Exercise   Value Realized      December 31, 2001      December 31, 2001
------------------------- ----------------- ---------------- ---------------------- ----------------------
Gifford Mabie                         None             None            300,000 (1)           $330,000 (2)
------------------------- ----------------- ---------------- ---------------------- ----------------------

(1)   All options granted to Mr. Mabie were exercisable at December 31, 2001.
(2)   The closing price of our common stock on December 31, 2001 was $1.10 per share.


                              FINANCIAL STATEMENTS

         See Index to Financial Statements on page 36.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The balance sheet of Maxxon as of December 31, 2001 and the statements of operations, shareholders' equity and cash flows for the period from inception (December 17, 1997) to December 31, 2001 and for the years ended December 31, 2001 and 2000, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Sutton, Robinson & Freeman, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         On January 25, 2002, the Company, along with other plaintiffs, filed suit against the Company's former corporate counsel. The petition charges that former counsel took various actions, which were against the interests of the plaintiffs, committed a beach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs, which constitutes negligence. The Company is seeking actual punitive and compensatory damages in excess of $10,000.00 each. On March 25, 2002, the defendant filed a counterclaim against the Company and the other plaintiffs alleging, among other things, breach of contract, conversion and breach of fiduciary duty. Defendant is seeking actual, exemplary and punitive damages in excess of $10,000 each plus cost of litigation. The

Company believes that defendant's claims are without merit and intends to vigorously defend itself.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers and controlling persons, the small business issuer has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act is therefore, unenforceable.


                           REPORTS TO SECURITY HOLDERS

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. The Commission maintains a web site, www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

         You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934

1.   Form 10-SB filed December 23, 1999.
2. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed May 22, 2000.
3. Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed August 15, 2000.
4. Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, filed November 20, 2000.
5.   Form 10-KSB for the year ended December 31, 2000, filed April 17, 2001.
6. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed May 22, 2001.
7.   Definitive Proxy Statement filed July 12, 2001.
8.   Amended Form 10-SB filed August 15, 2001.
9. Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed August 21, 2001.
10. Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed December 17, 2001 and amended December 19, 2001.
11.  Form 10-KSB for the year ended December 31, 2001, filed April 1, 2002.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the statement.

         If we file any document with the Commission that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

         We will provide a copy of the documents referred to above without charge if you request the information from us. You should contact Mr. Gifford Mabie, President, Maxxon, Inc., 8908 S. Yale Ave. #409, Tulsa, Oklahoma 74137, telephone (918) 491-7557, if you wish to receive any of such material.


                 PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Maxxon's Certificate of Incorporation provides for indemnification to the full extent permitted by Nevada law of all persons it has the power to indemnify under Nevada law. In addition, Maxxon's Bylaws provide for indemnification to the full extent permitted by Nevada law of all persons it has the power to indemnify under Nevada law. Such indemnification is not deemed to exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The provisions of Maxxon's Certificate of Incorporation and By Laws which provide indemnification may reduce the likelihood of derivative litigation against Maxxon's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit Maxxon and its stockholders.

         In addition, Maxxon has entered into indemnification agreements with its sole officer and director, significant employees, consultants and others. These agreements provide that Maxxon will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act is therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

          SEC Filing Fee.................................           $618
          Blue Sky Fees and Expenses.....................         $7,500
          Legal Fees.....................................         $5,000
          Accounting Fees and Expenses...................         $2,500
          Miscellaneous..................................         $2,500
                                                              -----------
          Total..........................................        $18,118
                                                              -----------

Item 26.  Recent Sales of Unregistered Securities

     (a) Securities Sold

     During the past three years (from April 5, 1999 to April 4, 2002) the following unregistered securities were sold:

Transactions during  2001

     On January 3, 2001, we issued Rhonda Vincent, an employee, 50,000 shares of common stock to repay her for $7,500 in accounting expenses she paid on behalf of Maxxon. The closing price of our common stock on the date of repayment was $0.15 per share. The shares were issued pursuant to an exemption from registration under Sections 3(11) and 4(2) of the Securities Act of 1933, as amended, and any and all other available exemptions.

     On January 3, 2001, as partial consideration under the employment agreements dated January 3, 2001, we sold to our employees a total of 3,650,000 shares of common stock at $0.15 per share, the closing price of our common stock on the date of the transaction. From each employee, we received a promissory note due January 3, 2008 at 8% interest per year. These notes were used to secure the Genesis agreement. The shares were issued pursuant to an exemption from registration under Sections 3(11) and 4(2) of the Securities Act of 1933, as amended, and any and all other available exemptions.

     On January 4, 2001, we sold to Genesis Design Group and its two principals, 50,000 shares of common stock at $0.10 per share, which was based upon the quoted market price of $0.15 per share less a 33% discount as the resale of the shares was restricted. The Company received $5,000 in cash. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and any and all other available exemptions.

     On February 21, 2001, we entered into an agreement with Genesis Design Group for their assistance in supervising the production of the molds and the testing of the syringes. The contract was valued at $25,000 and in lieu of paying cash, we issued them 100,000 shares of our common stock at $ 0.25 per share, the quoted market price of our common stock on the date of the agreement. As additional consideration under the development agreement, we agreed to issue them an option to purchase 150,000 shares of our common stock at $0.25 per share, exercisable in whole or in part, until December 31, 2002, if Genesis was able to deliver to us assembled syringes that were fully functional within 12 weeks from the date the order with the manufacturer is placed. Because the performance criteria was not met, the obligation to issue the option ended and no compensation cost was recorded. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and any and all other available exemptions.

     From January 1, 2001 to May 31, 2001, we sold 4,458,000 Units at $0.25 per Unit to 39 accredited investors and 29 non-accredited investors. The quoted market price on the date the offering began was $0.15 per share. The Units were issued pursuant to exemptions from registration under Sections 3(11), 4(2), 4(6) and Regulation D, Rule 506 of the Securities Act of 1933, as amended, and any and all other available exemptions. Each Unit consisted of one share of common stock and one common stock purchase warrant exercisable at $0.50 per share on or before December 31, 2005. Approximately 800,000 Units, or $200,000, of this offering was sold to accredited investors by RichMark Capital Corporation ("RichMark"), a licensed broker dealer. In connection with the sales by RichMark, we paid them $33,000 in commissions, fees and expenses. The remainder of the offering was sold by the Company to investors with whom the Company had an existing relationship.

     On May 10, 2001, we sold 1,333,333 Units at $0.225 per Unit to Petroxx Resources, Inc., an Oklahoma corporation not affiliated with us, in connection with the assignment of certain rights by Mr. Carter and Mr. Keltner (see "Patents, Trademarks, Licenses, Royalty Agreements or Labor Contracts"). The price per Unit was based upon a quoted market price of $0.36 per share, less a 35% discount because the common stock and warrants were restricted under Rule
144. The Units were issued pursuant to exemptions from registration under Sections 3(11), 4(2), 4(6) and Regulation D, Rule 506 of the Securities Act of 1933, as amended, and any and all other available exemptions. Each Unit consisted of one share of common stock and one warrant to purchase an additional share of common stock at $0.36 per share on or before May 10, 2004.

         On May 18, 2001, the Company sold 17,000 Units to an accredited investor for $0.60 per Unit. Each Unit consisted of one share of common stock and one warrant to purchase an additional share of common stock at $1.20 per share on or before December 31, 2005. The purchase price was equal to the quoted market price of our common stock on the date of the transaction. The Units were issued pursuant to an exemption from registration under Sections 4(2) and 4(6) of the Securities Act of 1933, as amended, and any and all other available exemptions.

         On July 18, 2001, we issued 200,000 shares of common stock valued at $1.07 per share (the quoted market price of our common stock on the date of the transaction) to a consultant as payment for financial advisory and business consulting services. The shares were issued pursuant to exemptions from registration under Sections 4(2), Sections 4(6), and Regulation D, Rule 506 of the Securities Act of 1933, as amended, and any and all other available exemptions.

         On July 18, 2001, the Board granted options to certain consultants to purchase up to 1,250,000 shares of common stock at exercise prices ranging from $0.01 per share to $0.25 per share. The options expire July 18, 2002. For details about compensation cost recorded in connection with the option grant, see Note 7 of the Financial Statements. The options were granted pursuant to exemptions from registration under Section 4(2) and Regulation D, Rule 506 of the Securities Act of 1933, as amended, and any and all other available exemptions.

         On September 18, 2001, we issued a total of 350,000 shares of common stock to Stuart Daley and Marty Smith of Genesis Design Group for the successful design of the 3cc safety syringe and for the completed design of the safety blood extractor. The shares were valued at $0.78 each, which was the quoted market price of the stock on the day the shares were issued. The shares were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, and any and all other available exemptions.

         On November 19, 2001, we sold a total of 600,000 Units to 2 accredited investors, one of which was an existing shareholder of the Company, for $150,000 in cash. Each Unit consisted of one share of common stock at $0.25 per share and one warrant to purchase an additional share of common stock on or before December 31, 2005. The warrant is exercisable at $0.50 per share. The Units were issued pursuant to exemptions from registration under Sections 3(11) and 4(2) of the Securities Act of 1933, as amended, and any and all other available exemptions.

Transactions during 2000
         On July 3, 2000, we issued 122,348 shares of our common stock to Gifford Mabie, our sole officer and director, to repay him for loans made to us. The total amount repaid to Mr. Mabie was $61,174, which consisted of $60,863 in principal and $311in accrued interest. On July 3, 2000, we issued 16,428 shares of our common stock to Vicki Pippin, an employee, to repay her for a loan she made to us. The total amount repaid to Ms. Pippin was $8,214, which consisted of $8,000 in principal and $214 in interest. The shares issued to Mr. Mabie and to Ms. Pippin were valued at $0.50 per share, the quoted market price of our common stock on July 3, 2000. The shares were sold pursuant to an exemption from registration under Sections 3(11) and 4(2) of the Act, and any and all other available exemptions.

         From July to September 2000, we sold a total of 724,000 Units at $0.25 per Unit, or $181,000 in cash, to five accredited investors who were existing shareholders of the Maxxon. Each Unit consisted on one share of common stock and one common stock purchase warrant exercisable at $1.00 per share on or before June 30, 2005. None of the investors were officers, directors or employees. The Units were sold pursuant to exemptions from registration under Sections 4(2), 4(6), and Regulation D, Rule 506 of the Securities Act of 1933, as amended, and any and all other available exemptions. In April, 2001, the Company adjusted the exercise price of the purchase warrant to $0.50 per share and extended the exercise term to December 31, 2005 so that the terms of the warrants were consistent with those sold during 2001. These adjustments were done pursuant to exemptions from registration under Sections 4(2), 4(6), and

Regulation D, Rule 506 of the Securities Act of 1933, as amended, and any and all other available exemptions.

Transactions during 1999
         On November 18, 1999, in connection with the Rippstein License, the Board granted to Mr. Rippstein and associates options to purchase a total of 1,600,000 shares of our common stock at an exercise price of $0.50 per share. The exercise price of $0.50 per share was greater than the quoted market price of $0.34 per share on the date of grant. The options expire October 31, 2009 and become exercisable in stages upon the occurrence of certain events. For details regarding the accounting treatment for the options granted, the subsequent cancellation of 800,000 options granted to Mr. Rippstein's associates, and details regarding the vesting provisions of Mr. Rippstein's 800,000 options, see
Note 7 to the Financial Statements. The options were granted pursuant to an exemption from registration under Regulation E, Rule 701 of the Securities Act of 1933, as amended, and any and all other available exemptions.

(b) Underwriters and Other Purchasers

         N/A

(c) Consideration

         N/A

(d) Section under which exemption from registration was claimed

         The issuance of the securities described above were deemed to be exempt from registration under various sections of the Securities Act of 1933, as amended. Each recipient of securities in each such transaction represented his or her intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and, where applicable, appropriate legends were affixed to the share certificates issued in such transactions.

         The following describes each exemption we relied upon and the facts and circumstances surrounding our reliance upon the exemption(s). We reserve the right to rely upon any and all exemptions provided by law, whether or not they are specifically claimed here:

Regulation D, Rule 504 of the Securities Act of 1933, as amended
     Regulation D, Rule 504 permits a non-reporting issuer to offer and sell up to $1,000,000 of securities during any twelve month period to an unlimited number of investors without regard to their sophistication. Prior to the change in Regulation D, Rule 504 effective April 7, 1999, securities issued pursuant to Regulation D, Rule 504 were not required to bear a restrictive legend. We relied upon this exemption because we were a non-reporting issuer at the time the offers and sales were made and because we did not exceed the maximum amount of securities to be sold during any twelve-month period. In addition, the sales made in reliance upon this exemption were made prior to April 7, 1999, therefore, the securities were issued without a restrictive legend.

Regulation D, Rule 506 of the Securities Act of 1933, as amended
     Regulation D, Rule 506 permits an issuer to offer and sell securities to an unlimited number of accredited investors and up to 35 non-accredited investors without regard to the dollar amount of the offering. The issuer must provide to non-accredited investors certain information prior to selling them securities. The shares issued must bear a restrictive legend. We relied upon this exemption because we did not sell to more than 35 non-accredited investors, because the non-accredited investors received certain information prior to our selling them securities, and because the securities were issued with a restrictive legend.

Regulation E, Rule 701 of the Securities Act of 1933, as amended
         For transactions prior to April 7, 1999, Regulation E, Rule 701 permitted a non-reporting issuer to offer and sell securities pursuant to contracts related to compensation as long as the person being compensated was a natural person, provided bona fide services pursuant to a written contract and as long as such services were not in connection with the offer and sale of securities in a capital-raising transaction. We relied upon the Rule 701 exemption because we were a non-reporting issuer, the shares were issued to natural persons pursuant to a written agreement for bona fide services, the services were not in connection with the offer and sale of securities in a capital-raising transaction, and the securities were issued with a restrictive legend. Effective April 7, 1999, Rule 701 was amended to be available to consultants and advisors only if the services they provide do not directly or indirectly promote or maintain a market for the issuer's securities. For transactions after the rule change, we relied upon the Rule 701 exemption because we were a non-reporting issuer, the shares were issued to natural persons pursuant to a written agreement for bona fide services, the services were not in connection with the offer and sale of securities in a capital-raising transaction or were not directly or indirectly to promote or maintain a market for our securities, and the securities were issued with a restrictive legend.

Section 4(2) of the Securities Act of 1933, as amended
         Section 4(2) provides an exemption from registration for transactions by an issuer not involving any public offering. We relied upon this exemption because the offer and sale of our common stock did not involve a public offering. The securities were issued with a restrictive legend.

Section 4(6) of the Securities Act of 1933, as amended
         Section 4(6) provides an exemption from registration for transactions involving offers or sales by an issuer solely to one or more accredited investors, if the aggregate offering price does not exceed $5,000,000, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer's behalf, and if the issuer files such notice with the Commission, if such notice is required. We relied upon this exemption because the offer and sale of our common stock was to one or more accredited investors, because the offering did not exceed $5,000,000, because there was no advertising or public solicitation, and because we filed notice if such notice was required. The securities were issued with a restrictive legend.

Section 3(11) of the Securities Act of 1933, as amended
         Section 3(11) provides an exemption from registration for any security which is a part of an issue offered and sold only to persons resident within a single State or Territory, where the issuer of such security is a person resident and doing business within or, if a corporation, incorporated by and doing business within, such State or Territory. We relied upon this exemption where securities were offered and sold only to persons resident within a single State or Territory where we are resident or doing business.

Item 27.  Exhibits


EX
No.        Description of Exhibit
-----      ----------------------
2.1        Amended Articles of Incorporation (filed as Exhibit 2.1 to our Amended Form 10-SB filed August
           15, 2001)

2.2        Bylaws (filed as Exhibit 2.2 to our Amended Form 10-SB filed August 15, 2001)

4.1        Form of Common Stock Certificate (filed as Exhibit 3.1 to our Form 10-SB filed December 23, 1999

10.1       1998 Incentive Stock Option Plan (filed as Exhibit 6.1 to our Form 10-SB filed December 23, 1999

10.2       Form of Incentive Stock Option Agreement (filed as Exhibit 6.2 to our Form 10-SB filed December
           23, 1999)

10.3       Form of Officer/Director Indemnification Agreement (filed as Exhibit 6.3 to our Form 10-SB filed
           December 23, 1999)

10.4       Development Agreement among Maxxon, Texas Applied Biotechnology Services, Inc. and Hartzell
           Manufacturing, dated June 9, 1998 (filed as Exhibit 6.4 to our Form 10-SB filed December 23,
           1999)

10.5       Exclusive License Agreement between Harry Kaufhold and Maxxon dated April 30, 1997 (filed as
           Exhibit 6.5 to our Form 10-SB filed December 23, 1999)

10.6       Agreement and Plan of Merger between Cerro Mining Corporation and Maxxon, Inc. dated May 9, 1997
           (filed as Exhibit 6.6 to our Form 10-SB filed December 23, 1999)

10.7       Agreement and Plan of Exchange between Maxxon, Inc. and Ives Health Company, as amended (filed as Exhibit 6.7 to our Form 10-SB filed December 23, 1999)

10.8       Rescission Agreement dated December 31, 1997 among Keith Ives, Ives Health Company, Inc. Gifford
           Mabie and Maxxon, Inc. (filed as Exhibit 6.8 to our Form 10-SB filed December 23, 1999)

10.9       Exclusive License Agreement between Wayland Rippstein, Ken Keltner,
           Lynn Carter and Maxxon dated November 18, 1999 (filed as Exhibit 6.9 to our Form 10-SB filed December 23, 1999)

10.10 Technical Consulting Agreement between Wayland Rippstein and Maxxon dated November 18, 1999 (filed as Exhibit 6.10 to our Form 10-SB filed December 23, 1999)

10.11 Form of Stock Option Agreement between Rippstein, Keltner and Carter and Maxxon dated November 18, 1999 (filed as Exhibit 6.11 to our Form
           10-SB filed December 23, 1999)

10.12      Development Agreement between Genesis Design Group and Maxxon dated April 28, 2000 (filed as
           Exhibit 10.11 to our Form 10-KSB filed April 16, 2001)


                                       31


EX
No.        Description of Exhibit
-----      ----------------------

10.13 Broker-Dealer Selling Agreement between RichMark Capital Corporation and Maxxon dated December 18, 2000 (filed as Exhibit 10.12 to our
           Form 10-KSB filed April 16, 2001)

10.14      Employment Agreement between Gifford M. Mabie and Maxxon dated January 3, 2001 (filed as Exhibit
           10.13 to our Form 10-KSB filed April 16, 2001)

10.15      Employment Agreement between Dr. Thomas Coughlin and Maxxon dated January 3, 2001 (filed as
           Exhibit 10.14 to our Form 10-KSB filed April 16, 2001)

10.16      Employment Agreement between Rhonda Vincent and Maxxon dated January 3, 2001 (filed as Exhibit
           10.15 to our Form 10-KSB filed April 16, 2001)

10.17      Employment Agreement between Vicki Pippin and Maxxon dated January 3, 2001 (filed as Exhibit
           10.16 to our Form 10-KSB filed April 16, 2001)

10.18      Development Agreement between Stuart Daley and Marty Smith of Genesis
           Design Group and Maxxon dated February 21, 2001 (filed as Exhibit
           10.17 to our Form 10-KSB filed April 16, 2001)

10.19      Consulting Agreement between Stuart Daley and Marty Smith of Genesis
           Design Group and Maxxon dated February 22, 2001 (filed as Exhibit
           10.18 to our Form 10-KSB filed April 16, 2001)

10.20      Settlement Agreement between Petroxx Resources, Inc. and Maxxon submitted pursuant to Rule 406.

10.21      Consulting Agreement between Dean Guise and Maxxon dated July 18, 2001 (filed as Exhibit 6.21 to our Amended Form 10-SB filed August 15, 2001)

10.22      Consulting Agreement between Mansfield Garrett and Maxxon dated July 18, 2001 (filed as Exhibit
           6.22 to our Amended Form 10-SB filed August 15, 2001)

10.23      Consulting Agreement between Broadway Financial and Maxxon dated July 18, 2001 (filed as Exhibit
           6.23 to our Amended Form 10-SB filed August 15, 2001)

10.24      Amended Employment Agreement between Maxxon and Gifford Mabie (filed as Exhibit 10.22 to our
           Form 10-QSB filed August 21, 2001)

10.25      Amended Employment Agreement between Maxxon and Dr. Thomas Coughlin (filed as Exhibit 10.23 to our Form 10-QSB filed August 21, 2001)

10.26      Amended Employment Agreement between Maxxon and Rhonda Vincent (filed as Exhibit 10.24 to our
           Form 10-QSB filed August 21, 2001)

10.27      Amended Employment Agreement between Maxxon and Vicki Pippin (filed as Exhibit 10.25 to our Form
           10-QSB filed August 21, 2001)

                                       32

Item 28.  Undertakings

         (a) The undersigned registrant hereby undertakes that it will:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To  reflect  in the  prospectus  any facts or events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)  The undersigned registrant hereby undertakes that it will:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)
         (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Tulsa, Oklahoma on April 4, 2002.


                                MAXXON, INC.

                                /s/ GIFFORD MABIE
                                ------------------------------------
                                By:  Gifford Mabie, Sole Officer and Director



                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


Signature                      Title                               Date
-----------                    -----                               ----
/s/ Gifford Mabie              Sole Officer and Director           April 4, 2002

            INDEX TO EXHIBITS FILED WITH THIS REGISTRATION STATEMENT


  Exhibit                                                                                     Page Number
  Number                                 Description of Exhibit
------------ -------------------------------------------------------------------------------- ------------
    F/S      Financial Statements for the year ended December 31, 2001                            36
    5.1      Legal opinion of Kaufman & Associates                                                51
   23.1      Consent of Kaufman & Associates (contained in Exhibit 5.1)
   23.2      Consent of Sutton, Robinson & Freeman                                                54
   24.1      Power of Attorney (included on Signature Page to this Registration Statement)



                                    PART F/S

                 INDEX TO FINANCIAL STATEMENTS AND RELATED NOTES

AUDITED FINANCIAL STATEMENTS

Independent Auditors' Report..............................................................................37

Balance Sheet at December 31, 2001........................................................................38

Statement of Operations from Inception (December 16, 1997) through December 31, 2001 and for the Years Ended December 31, 2001 and 2000...................................................39

Statement of Cash Flows from Inception (December 16, 1997) through December 31,
2001
     and for the Years Ended December 31, 2001 and 2000...................................................40

Statement of Shareholders' Equity from Inception (December 16, 1997) through
     December 31, 2001 and for the Years Ended December 31, 2001 and 2000.................................41

Notes to Financial Statements.............................................................................42


                          INDEPENDENT AUDITORS' REPORT

  To the Shareholders of
  Maxxon, Inc.
  Tulsa, Oklahoma

     We have audited the accompanying balance sheet of Maxxon, Inc. (a development stage company) for the years ended December 31, 2001 and 2000, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and for the period from December 16, 1996 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxxon, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and for the period from December 16, 1996 (inception) to December 31, 2001 in conformity with generally accepted accounting principles.


/s/ SUTTON ROBINSON FREEMAN & CO., P.C.

Sutton  Robinson Freeman & Co., P. C.
Certified Public Accountants

April 1, 2002

                                  Maxxon, Inc.
                          (A Development Stage Company)

                                  Balance Sheet
                                December 31, 2001




                                                                 December 31,
                   ASSETS                                                2001
                                                                 ------------
Current assets
Cash                                                                 $ 56,674
Employee Advances                                                      16,584
Rent receivable- related parties (Note 5)                              41,170
Notes receivable- related parties (Note 3)                            162,560
                                                                 ------------
   Total current assets                                               276,988
                                                                 ------------

Property and Equipment, net of depreciation (Note 3)                   34,862
                                                                 ------------

Other assets
Patent Development                                                     10,000
Less amortization (Note 3)                                              1,426
                                                                 ------------
      Total Patent Development                                          8,574
                                                                 ------------
TOTAL ASSETS                                                        $ 320,424
                                                                 ============

         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities                             $ 84,160
Accrued Interest Payable                                                    -
                                                                 ------------
   Total current liabilities                                           84,160
                                                                 ------------
Total liabilities                                                      84,160
                                                                 ------------

Shareholders' Deficiency
Preferred stock, $0.001 par value,
   5,000,000 shares authorized;
   no shares issued and outstanding                                         -
Common stock, $0.001 par value,
   75,000,000 shares authorized;
   24,088,440 shares issued and outstanding                            24,088
Common stock purchased by employees                                  (547,500)
Paid in capital                                                     9,749,687
Unamortized portion of compensation cost for options granted
   to non-employees and common stock issued for services           (1,048,754)
Deficit accumulated during the development stage                   (7,941,257)
                                                                 ------------
   Total shareholders' equity                                         236,264
                                                                 ------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY                      $ 320,424
                                                                 ============


   The accompanying notes are an integral part of the financial statements


                                  Maxxon, Inc.
                          (A Development Stage Company)

                            Statements of Operations
           From Inception (August 16, 1996) Through December 31, 2001
               and For The Years Ended December 31, 2001 and 2000



                                        From inception
                                           (August 16,       Year Ended
                                         1996) through      December 31,      December 31,
                                     December 31, 2001              2001              2000
                                     -----------------      ------------      ------------
Revenue
Investment Income                            $ 170,753         $ 170,753               $ -
Other Income                                     3,807             3,807                 -
                                     -----------------      ------------      ------------
                                               174,560           174,560                 -
                                     -----------------      ------------      ------------

Expenses
Research and development                       687,345           325,999            61,749
General and administrative                   7,371,021         2,038,795         1,258,445
                                     -----------------      ------------      ------------
   Total operating expenses                  8,058,366         2,364,794         1,320,194
                                     -----------------      ------------      ------------
Operating loss                              (7,883,806)       (2,190,234)       (1,320,194)
                                     -----------------      ------------      ------------

Interest income                                 17,276             1,722                 -

Interest expense                                30,864             1,286            18,892

Depreciation and amortization                   43,863             9,287             8,773
                                     -----------------      ------------      ------------
Net loss from operations                  $ (7,941,257)     $ (2,199,085)     $ (1,347,859)

Weighted average shares
outstanding                                 15,152,517        21,667,726        12,660,494
                                     -----------------      ------------      ------------
Net loss per share (Note 1)                    $ (0.52)          $ (0.10)          $ (0.11)
                                     =================      ============      ============




The accompanying notes are an integral part of the financial statements


                                  Maxxon, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
           From Inception (August 16, 1996) Through December 31, 2001
               and For The Years Ended December 31, 2001 and 2000



                                                   From Inception
                                                      (August 16,
                                                    1996) through      Year Ended       Year Ended
                                                     December 31,    December 31,     December 31,
                                                             2001            2001             2000
Operating activities
Net loss                                             $ (7,941,257)   $ (2,199,085)    $ (1,347,859)
Plus non-cash charges to earnings:
Depreciation and amortization                              35,870           9,966            7,532
Common stock issued for services                        1,154,307         297,650                -
Expenses paid by third parties                             57,134           7,500                -
Contribution of services by officer and employees         799,154               -          405,000
Services by officer and employees paid for
     with non-cash consideration                           87,500               -                -
Amortization of compensation cost for options
    granted to non-employees and common stock
    issued for services                                   726,823         438,946                -
Write-off of organizational costs                           3,196               -            3,195
Write-off of zero value investments                       785,418               -          640,418
Compensation costs for stock options and warrants
granted to non-employees                                1,132,715         124,800                -
Change in working capital accounts:
   (Increase) decrease in receivables
     from related parties                                (220,314)       (159,227)         (29,200)
   (Increase) decrease in prepaid expenses                      -           2,255           23,450
   (Increase) decrease in other receivables              (176,577)              -                -
   Increase (decrease) in accounts payable
     and accrued liabilities                               37,001          49,606           17,520
      Total operating activities                       (3,419,030)     (1,427,589)        (279,944)

Investing activities
Purchase of equipment                                     (64,741)        (30,022)               -
Investment in syringe patent development                  (10,000)              -                -
Investment in Ives Health Company                        (251,997)              -                -
Investment in The Health Club                             (10,000)              -                -
      Total investing activities                         (336,738)        (30,022)               -

Financing activities
Loans from shareholders                                    13,907               -           19,369
Repayment of loans from shareholders                      (11,369)         (6,369)          (5,000)
Sale of common stock for cash:
   To third-party investors (prior to merger)             574,477               -                -
   To third-party investors                             2,572,845       1,604,700          181,000
   From exercise of stock options by third-parties        509,900               -                -
   Less:  Issue Costs                                    (102,318)        (85,575)               -
Convertible debentures issued for cash                    355,000               -                -
Payment of exclusive license note payable                (100,000)              -                -
      Total financing activities                        3,812,442       1,512,756          195,369

Change in cash                                             56,674          55,145          (84,575)
Cash at beginning of period                                     -           1,529           86,104

Cash at end of period                                    $ 56,674        $ 56,674          $ 1,529

Supplemental disclosure of cash flow information:
   Cash paid for interest and taxes during the period      10,687               -           17,216

Non-cash financing and investing activities:
Common stock issued to founders                             7,000               -                -
Common stock issued in connection with merger
with Cerro Mining Corporation                                 300               -                -
Common stock issued in Ives merger                        346,262               -                -
Common stock subscriptions                                 69,800               -                -
Capitalized compensation cost for options granted       1,487,700       1,487,700
Common stock issued in exchange for promissory note       676,500         547,500                -
Common stock issued for payment of debt                    76,888           7,500           69,388
Common stock issued for convertible debentures            190,660               -                -
Common stock issued for services                          471,663         297,650                -
Common stock issued to pay Ives debt                       27,000               -                -




The accompanying notes are an integral part of the financial statements.

                                  Maxxon, Inc.
                           A Development Stage Company

                       Statements of Stockholders' Equity From inception (December 16, 1996) through December 31, 2000 and for the years ended December 31, 2000 and 1999

                                                                                                Accumulated
                                                                      Common Stock               during the
                                                 Note       Price     -------------    Paid-In  Development  Subscription
                                            Reference   per Share     Shares Amount    Capital        Stage    Receivable     Total
                                            ---------   ---------     ------ ------    -------  -----------  ------------ ----------

Balance at Inception (December 16, 1996)                      -           -      -          -        -                            -

Cerro Mining/Maxxon-OK Merger:
   Cerro Mining                                           $0.001     531,000    531       (231)                                 300
   Maxxon-OK:
       Shares issued to founders                 9        $0.001   7,000,000  7,000                                           7,000
       Shares sold for cash to third-party       9    0.90-$1.00     578,000    578    573,899                              574,477
Ives Transactions:
     Investment in Ives Health Company           4         $1.57     311,240    311    310,951                              311,261
     Investment in The Health Club               4          1.57      35,000     35     34,965                               35,000
     Conversion of Ives Debt                     4          1.46      18,513     19     26,981                               27,000
Issuance of Common Stock for:
     Cash from third-party investors            12         $1.62     218,569    219    353,501                              353,720
     Cash from related party                 12,15
     Promissory Notes                         3,12         $2.00      64,500     65    128,935                              129,000
     Subscriptions Receivable                12,15    1.22-$1.49      52,757     53     69,747                (69,800)            -
     Services Rendered                          12    1.38-$3.42      90,499     90    173,337                              173,427
     Debentures Converted                       14         $0.73     102,673    103     74,897                               75,000
Net Income (Loss) at December 31, 1997                                                            (795,375)                (795,375)
                                            ---------   --------- ---------- ------  ---------  -----------   ----------- ----------
Balance at December 31, 1997                                       9,002,751  9,003  1,746,982    (795,375)   (69,800)      890,809

Issuance of Common Stock for:
     Conversion of Ives Debt                     4    1.22-$1.28      44,827     45     54,955                               55,000
     Cash from third-party investor             12          1.82      50,000     50     90,950                               91,000
     Options exercised by
        third-parties for cash               12,13    0.50-$0.75     545,867    546    359,354                              359,900
     Options exercised by third-parties
         for services                        12,13         $0.75      24,133     24     18,076                               18,100
     Services Rendered by third-parties         12    0.46-$1.43     988,007    988    573,560                              574,549
     Debentures Converted by third parties      14         $0.50     548,574    549    274,451                              275,000
     Settlement with related party              15                   350,000    350                                             350
Certificates canceled:                          12                   (91,572)   (92)   (40,173)                             (40,265)
Value of Services Contributed by Officer
      and Employees                              1                                     114,154                              114,154
Compensation Cost for Stock Options Granted
      to Non-Employees                          13                                     918,187                              918,187
Cancellation of Subscriptions Receivable
      from related party                     12,15                                                              69,800       69,800
Net Income (Loss) at December 31, 1998                                                            (2,584,383)            (2,584,383)
                                            ---------   --------- ---------- ------  ---------  -----------   ----------- ----------
Balance at December 31, 1998                                      11,462,587 11,463  4,110,497    (3,379,758)        0       742,202

Issuance of Common Stock for:
     Cash from third-party investor             12    $0.70-$1.19    390,693    390    342,034                              342,424
Less: Issue Costs                                                                       (16,743)                            (16,743)
     Options exercised by
        third-parties for cash               12,13          $0.50    300,000    300    149,700                              150,000
     Services Rendered by third-parties         12    $1.00-$1.19    164,069    164    166,579                              166,743
Value of Services Contributed by Officer
      and Employees                              1                                     280,000                              280,000
Compensation Cost for Stock
 Options Granted to Non-Employees               13                                      89,728                               89,728
Net Income (Loss) at December 31, 1999                                                            (1,014,555)            (1,014,555)
                                            ---------   --------- ---------- ------  ---------  -----------   ----------- ----------
Balance at December 31, 1999                                      12,317,349 12,317  5,121,795    (4,394,313)        0       739,799

Issuance of Common Stock for:
     Cash from third-party investor             12    $0.25-$0.50    862,776    863    249,525                              250,388
Less: Issue Costs                                                                                                                 0
     Options exercised by
       third-parties for cash                                                                                                     0
     Services Rendered by third-parties                                                                                           0
Value of Services Contributed by Officer
      and Employees                              1                                     405,000                              405,000
Net Income (Loss) at December 31, 1999                                                            (1,347,859)            (1,347,859)
                                            ---------   --------- ---------- ------  ---------  -----------   ----------- ----------
Balance at December 31, 2000                                      13,180,125 13,180  5,776,320    (5,742,172)        0        47,328

Issuance of Common Stock for:
     Cash from third-party investor             12                 6,558,333  6,558  1,598,142                            1,604,700
     Purchased by Employees                                        3,650,000  3,650    543,850                 (547,500)          0
     Issued for Repayment of Debt                                     50,000     50      7,450                                7,500
     Less: Issue Costs                                                                 (85,575)                             (85,575)
     Services Rendered by third-parties                              450,000    450    422,000                              422,450
Compensation Cost of stock issued and
     options granted for services                                    200,000    200  1,487,500                            1,487,700
Compensation Cost of stock issued and
     options granted for services to be amortized                                   (1,048,754)                          (1,048,754)
Net Income (Loss) at December 31, 2001                                                            (2,199,085)            (2,199,085)
                                            ---------   --------- ---------- ------  ---------  -----------   ----------- ----------

Balance at December 31, 2001                                      24,088,458 24,088  8,880,933    (7,941,257)  (547,500)    236,264
                                            =========   ========= ========== ======  =========  ===========   =========== ==========


The accompanying notes are an integral part of the financial statements.

                                  Maxxon, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements
                                December 31, 2001


Note 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations
Maxxon, Inc. ("Maxxon" or "the Company") owns the exclusive license to develop, manufacture and market a patented disposable safety syringe that retracts the needle into the barrel of the syringe after an injection has been given. The patent was published by the U.S. Patent and Trademark Office on February 27, 2001. The safety syringe requires FDA approval before it can be sold in the United States. The Company submitted its application for FDA approval on December 10, 2001

The Company was incorporated in the state of Nevada on August 16, 1996 as Cerro Mining Corporation ("Cerro"). On May 31, 1997, Cerro issued 7,578,000 shares of its common stock for all of the issued and outstanding common stock of Maxxon, Inc., a privately-held Oklahoma corporation ("Maxxon-OK"). Maxxon-OK ceased to exist as a result of the transaction and Cerro changed its name to Maxxon, Inc.

Development Stage Company
Since its inception in 1996, the Company has been considered a development stage enterprise for financial reporting purposes as significant efforts have been devoted to raising capital and to research and development of a safety syringe.

Cash and Cash Equivalents
The Company considers highly liquid investments (those readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

Compensation of Officers and Employees
Prior to January 1, 2001, the Company's sole officer and director and its other employees served without pay or other non-equity compensation. The fair value of their services was recorded as a capital contribution. For the year ended December 31, 2000 and for the period from inception to December 31, 2000, the Company recorded $405,000 and 799,154, respectively, as a capital contribution by its sole officer and director and its other employees in accordance with the Company's policy. On January 3, 2001, the Company entered into written employment agreements with Maxxon's sole officer and director, and certain employees. These agreements designate specific salaries for those individuals and require that the salaries be paid in 24 semi-monthly installments. As such, the Company has changed its method of accounting for the value of officers' salaries by accruing a liability for the value of their services instead of recording them as a capital contribution. For the year ended December 31, 2001, the Company had recorded salaries of $400,000 and had $33,333 of this amount remaining as an accrued liability.

Stock-based Compensation

The Company accounts for stock-based compensation arrangements for employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock-based compensation arrangements for non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus in Issue No. 96-18.

Income Taxes
The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse.

Segment Information
Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the years ended December 31, 2001 and 2000, the Company operated in a single business segment engaged in developing selected healthcare products.

Earnings (Loss) per Share
The Company computes net income per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provision of SFAS No. 128 and SAB 98 basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock of the Company outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. The calculation of fully diluted income (loss) per share of common stock assumes the dilutive effect of stock options outstanding. During a loss period, the assumed exercise of outstanding stock options has an anti-dilutive effect. Therefore, the outstanding stock options were not included in the December 31, 2001 and 2000 weighted average shares of 21,667,726 and 12,660,494 used respectively in the calculations of loss per share.

Use of Estimates
The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Reclassifications
Certain reclassifications have been made to the prior year financial statements to conform to the current period presentation.

Intangible Assets
Intangible assets are stated at cost. The intangible asset of $10,000 at December 31, 2001 is for patent costs related to the Rippstein syringe. Amortization of these patent costs is for a period of 17 years, which is the life of a U.S. Patent.

New Accounting Standards
The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" during 1999. Currently, the Company does not engage in hedging activities or transactions involving derivatives.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." The provisions of the Statement apply to all business combinations initiated after June 30, 2001. SFAS No. 141 requires that all business combinations be accounted for by the purchase method of accounting. This method requires the accounts of an acquired institution to be included with the acquirer's accounts as of the date of acquisition with any excess of purchase price over the fair value of the net assets acquired to be capitalized as goodwill. The Statement also requires that the assets of an acquired institution be recognized as assets apart from goodwill if they meet specific criteria presented in the Statement. The Statement ends the use of the pooling-of-interests method of accounting for business combinations, which required the restatement of all prior period information for the accounts of the acquired institution. The Company will account for all mergers and acquisitions initiated after June 30, 2001, using the purchase method.

In June 2001, the FASB issued SFAS No. 142, "Goodwill And Other Intangible Assets", and SFAS No. 143, "Accounting For Asset Retirement Obligations". SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets", and primarily addresses accounting for goodwill and intangible assets subsequent to acquisition. Under SFAS No. 142, goodwill and separately identified intangible assets with indefinite lives will no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Separately identified intangible assets not deemed to have indefinite lives will continue to be amortized over their useful lives. SFAS No. 142 applies to all goodwill and intangible assets acquired after June 30, 2001. For goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS No. 142 effective January 1, 2002. The Company is currently evaluating the impact of SFAS No. 142 on its financial statements.

SFAS No. 143 requires that entities record as a liability obligations associated with the retirement of a tangible long-lived asset when such obligations are incurred, and capitalize the cost by increasing the carrying amount of the related long-lived asset. SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002, however, earlier application is encouraged. The Company, which will adopt SFAS No. 143 on January 1, 2002, does not expect a material impact from the adoption of SFAS No. 143 on its financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting For The Impairment Or Disposal Of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed

Of, and APB Opinion No. 30, "Reporting The Results Of Operations - Reporting The Effects Of Disposal Of A Segment Of A Business, And Extraordinary, Unusual And Infrequently Occurring Events And Transactions". SFAS No. 144 establishes an accounting model based on SFAS No. 121 for long-lived assets to be disposed of by sale, previously accounted for under APB Opinion No. 30. This Statement is effective for fiscal years beginning after December 15, 2001. The Company, which will adopt SFAS No. 144 on January 1, 2002, does not expect a material impact from the adoption of SFAS No. 144 on its financial statements.

Note 2 - Exclusive License

On November 18, 1999, Maxxon entered into an Exclusive License Agreement with Wayland J. Rippstein, Jr. and associates (the "Rippstein License"), whereby Maxxon acquired the exclusive worldwide license to manufacture and market a new proprietary safety syringe that retracts the needle into the barrel of the syringe after use. In connection with the Rippstein License, the Company paid $10,000 for patent costs and agreed to pay $200,000 if all of the following events happen on or before September 30, 2001; (1) a U.S. patent is issued, (2) a fully functional and working prototype of the syringe is completed, and (3) FDA approval to sell the syringe in the U.S is obtained. However, in connection with the agreement, if FDA approval was not received by September 30, 2001, but the Company had begun selling syringes in places that did not require FDA approval, then the Company would pay the $200,000 out of the first net profits from the sale of those syringes. As of September 30, 2001, FDA approval to sell the syringes had not been received nor had sells commenced in places that do not require FDA approval. Therefore, Maxxon was relieved of its obligation to pay the $200,000 pursuant to the Exclusive License Agreement. The Company filed its application for approval of the safety syringe with the FDA on December 10, 2001.

The Rippstein License also provides for Maxxon to pay royalties of 4% of gross sales of syringes and minimum annual royalties ranging from $10,000 to $20,000 beginning on the 4th anniversary after both a working prototype syringe is developed and a U.S. patent is issued. Such royalties continue for the life of the last to expire patent. Maxxon also granted Mr. Rippstein and his two associates options to purchase a total of 1,600,000 shares of common stock of Maxxon at $0.50 per share, which was the closing price of Maxxon's common stock on the day the Rippstein License was signed. The options expire October 31, 2009 and are subject to certain vesting conditions. Details regarding the accounting treatment of the options granted, the subsequent transfer of the associates' options, and details regarding the vesting conditions are described in Note 7, "Stock Options."

Note 3 - Long-lived Assets

Property, plant and equipment , including significant improvements, are stated at cost. Expenditures for maintenance and repairs are charged to operating expenses as incurred. When properties are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

 Computer equipment                      5 Years        $35,464.47
      Less: Accumulated Depreciation                     (5,858.94)
                                                     ---------------
                                                        $29,605.53
                                                     ---------------

 Furniture and fixtures                  5 Years         17,625.73
      Less: Accumulated Depreciation                    (13,820.81)
                                                     ---------------
                                                         $3,804.92
                                                     ---------------

 Leasehold improvements                  5 Years         11,650.82
      Less: Accumulated Depreciation                    (10,198.80)
                                                     ---------------
                                                         $1,452.02
                                                     ---------------

 Total Long-lived Assets                                $34,862.47
                                                     ===============

Goodwill arising from business acquisitions is amortized over its useful life, which is generally 40 years, on a straight-line basis. Intangible assets include patents and trademarks, which are valued at acquisition through independent appraisals. Debt issuance costs are being amortized over the terms of the various agreements. Patents and trademarks are being amortized on a straight-line basis over periods varying from 7 to 40 years (see Note 1).

Management assesses the recoverability of property and equipment, goodwill, trademarks and other intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value.

Note 4 - Income Taxes

The deferred tax assets and liabilities from Inception (August 16, 1996) to December 31, 2001 and at December 31, 2001 and 2000 are as follows:



                                            From Inception
                                               (August 16,
                                                  1996) to
                                              December 31,  December 31, 2001  December 31, 2001
                                                      2001
                                          ----------------- ------------------ ------------------

     Net operating loss carryforward          $(1,458,292)        $ (318,747)        $ (314,358)
     Less:  Valuation allowance                 1,458,292            318,747            314,358
                                          ----------------- ------------------ ------------------

              Net Deferred Tax Benefit            $     --           $     --           $     --


As of December 31, 2001, the Company had a net operating loss carry-forward of approximately $3,728,000.which will begin to expire in 2012. Deferred taxes reflect a combined federal and state tax rate of approximately 30%.

Note 5 - Commitments and Contingencies

Future Royalty Obligations Under Exclusive License Agreement
In connection with the Rippstein License, the Company agreed to pay royalties of 4% of gross sales of syringes and minimum annual royalties ranging from $10,000 to $20,000 beginning on the 4th anniversary of the date when both a working prototype syringe is developed and a U.S. patent is issued. The date when both events occurred was March 1, 2001.

Future Payment Obligations Under Technical Consulting Agreement
On November 18, 1999, Maxxon entered into a Technical Consulting Agreement with Mr. Rippstein whereby Maxxon engaged him on a non-exclusive basis to provide technical assistance and consulting services to achieve startup of production of the new Maxxon Safety Syringe. Maxxon paid Mr. Rippstein $12,500 upon execution of the Agreement and agreed to pay him an additional $37,500 upon the occurrence of various milestones in the development of the syringe as follows: (1) $12,500 upon the manufacture of the first fully operational working syringe prototype and (2) $25,000 upon production of syringes from the steel molds. On March 1, 2001, Maxxon paid Mr. Rippstein $12,500 because the first operational working syringe prototype had been produced.

Patents
On February 27, 2001, the U.S. patent covering the safety syringe designed by Mr. Rippstein was published. On January 13, 2001, an application was filed for international patent protection, pursuant to the Patent Cooperation Treaty. There is no assurance that any international patents will issue. There is no assurance that the patent does not infringe on the rights of others.

Leases
Maxxon leases approximately 2,000 of commercial office space from Oklahoma National Bank under the terms of a five-year lease which expires May 31, 2002. The remaining minimum annual lease payments under the lease are scheduled as follows:

        For the Periods Ended
             December 31               Amount

                 2002                 $10,305

The office space is shared with other companies in which Maxxon's sole officer and director and its employees may be officers, directors, employees or shareholders. The value of the minimum lease payments is allocated among the companies and is recorded as a receivable to Maxxon on a quarterly basis. At December 31, 2001 and 2000, the rent due from the other companies, in total, was $41,170 and $19,200, respectively.

Amended Employment Agreements.
On January 3, 2001, we entered into written employment agreements with Gifford Mabie, our sole officer and director, and Rhonda Vincent, Thomas Coughlin and Vicki Pippin, our employees. These agreements were amended on August 8, 2001 with no substantive changes. The material terms of their respective employment agreements are the same, except that Mr. Mabie's employment agreement states he will not compete with the Company for one-year after he resigns voluntarily or is terminated for cause. If Mr. Mabie is terminated without cause or if he resigns because a change of control has occurred, then the non-compete clause of his employment agreement will not be applicable.

The term of each employment agreement is for one year, ending January 3, 2002 with an automatic and continuous renewal for consecutive two year periods. Each agreement can be ended either by us or by the employee upon 30 days' written notice. Each agreement provides for an annual salary of at least $100,000 with an annual salary increase equal to no less than the percentage increase in the Consumer Price Index during the previous calendar year. Each employee's salary is accrued by the Company and paid in whole or in part as cash is available. If an employee resigns or is terminated for any reason, his or her accrued and unpaid salary plus severance pay ranging from three (3) months to twenty-four
(24) months, depending on the circumstances of his or her departure, will be due and payable within 30 days of his or her resignation or termination. Under each employment agreement, we provide certain fringe benefits, including, but not limited to, participation in pension plans, profit-sharing plans, employee stock ownership plans, stock appreciation rights, hospitalization and health insurance, disability and life insurance, paid vacation and sick leave. We will reimburse each employee for any reasonable and necessary business expenses, including travel and entertainment expenses that are necessary to carry out his or her duties. Each employee has the right to participate in other businesses as long as those businesses do not compete directly with us and so long as the employee devotes the necessary working time, as determined in his or her sole discretion, to our business activities. We will indemnify each employee for all legal expenses and liabilities incurred with any proceeding involving the employee by reason of his or her being an officer, director, employee or agent of the Company. We will pay reasonable attorney fees and expenses as incurred in the event that, in the employee's sole judgment, he or she needs to retain counsel or otherwise expend personal funds for his or her defense. If there is a change in control, each employee has the right to resign. A change in control is defined as a change in the majority of Directors within any twelve month period without 2/3 approval of the shares outstanding and entitled to vote, or a merger where less than 50 percent of the outstanding common stock survives and a majority of the Board of Directors remains, or the sale of substantially all of our assets, or if any other person or group acquires more than 50 percent of the voting capital.

Agreements with Marty Smith and Stuart Daley of Genesis Design Group. On February 22, 2001, the Company entered into an agreement with Marty Smith and Stuart Daley of Genesis Design Group to pay a finders fee to them if their efforts result in bringing a financial partner to invest in or acquire Maxxon. If such a transaction occurs as a result of their efforts, the Company agreed to pay them 100,000 shares of Maxxon common stock and one-half of one percent of the total amount of the transaction.

On September 18, 2001, the Company agreed to issue 75,000 shares each to Marty Smith and Stuart Daley of Genesis Design Group for the 3cc safety syringe should the Company decide to proceed with single cavity molds and a working molded syringe is produced.

Note 6 - Common Stock and Paid-In Capital

Common Stock Transactions for the year ended December 31, 2001

On January 3, 2001, the Company sold to its employees a total of 3,650,000 shares of common stock at $0.15 per share, the closing price of our common stock on the date of the transaction. From each employee, the Company received a promissory note due January 3, 2008 at 8% interest per year.

On January 3, 2001, the Company issued Rhonda Vincent, an employee, 50,000 shares of common stock to repay her for $7,500 in expenses she paid on behalf of Maxxon. The closing price of the Company's common stock on the date of repayment was $0.15 per share.

On January 4, 2001, the Company sold 50,000 shares of its common stock at $0.10 per share to Genesis Design Group and received $5,000 in cash.

During January 2001, the Company began a private offering of Units. Each Unit consisted of one share of common stock at $0.25 per share and one warrant to purchase an additional share of common stock at $0.50 per share on or before December 31, 2005. The Company sold 4,558,000 Units and received $1,139,500 in cash. The offering closed in April 2001. In connection with Units sold by RichMark Capital, a register broker dealer, the Company paid $33,000 in commissions.

On February 21, 2001, the Company issued a total of 100,000 shares of its common stock to Mary Smith and Stuart Daley of Genesis Design Group for their assistance in supervising the production of the molds and the testing of the syringes. The contract was valued at $25,000 using the closing price of out common stock on the date of the agreement, which was $0.25 per share.

On May 10, 2001, the Company sold 1,333,333 Units at $0.225 per Unit to Petroxx Resources, Inc., an Oklahoma corporation not affiliated with us. In connection with the transaction, the options previously granted to Mr. Carter and Mr. Keltner pursuant to the Rippstein License, which options were subsequently assigned by them to Petroxx, were cancelled (see Note 7). The Unit price was based upon a quoted market price of $0.36 per share, less a 35% discount because the common stock and warrants were restricted under Rule 144. Each Unit consisted of one share of common stock and one warrant to purchase an additional share of common stock at $0.36 per share on or before May 10, 2004.

On May 18, 2001, the Company sold 17,000 shares of its common stock and 17,000 warrants to an accredited investor at $0.60 per share, the quoted market price of the Company's common stock on the date of the transaction, for $10,200 in cash. The warrants expire December 31, 2005 and are exercisable at $1.20 per share.

On July 18, 2001, the Company issued 200,000 shares of common stock valued at $1.07 per share, the quoted market price of our common stock on the date of the transaction, to a consultant as payment for financial advisory and business consulting services.

On July 18, 2001, the Board granted options to certain consultants to purchase up to 1,250,000 shares of common stock at exercise prices ranging from $0.01 per share to $0.25 per share. The Company recorded $1,273,700 in compensation cost. For details about how we determined compensation cost, see Note 7. The Company is amortizing the cost over the life of the agreements, which is one year. The options expire July 18, 2002.

On September 18, 2001, the Company issued 100,000 shares of common stock each to Stuart Daley and Marty Smith of Genesis Design Group for the successful design of the 3cc safety syringe and 75,000 shares of common stock each for the completed design of the safety blood extractor. These 350,000 shares were valued at $.779 each which was the closing price of the stock on the day the shares were issued.

During November 2001, the Company issued sold 600,000 Unites to two accredited investors for $150,000 in cash. Each Unit consisted of one share of common stock at $0.25 per share and one warrant to purchase an additional share of common stock for $0.50 per share on or before December 31, 2005.

Common Stock Transactions for the year ended December 31, 2000

During 2000, the Company sold 724,000 Units to five existing investors at a price of $0.25 per Unit for $181,000 in cash. Each Unit consisted of one share of common stock and one warrant to purchase an additional share of stock for $1.00 per share on or before June 30, 2005. Subsequent to year end, the Company adjusted the exercise price of the purchase warrant to $0.50 per share and extended the exercise term to December 31, 2005 so that the terms of the warrants were consistent with those sold during 2001.

On July 1, 2000, the Company issued 138,776 shares of its common stock at $0.50 per share, which was the closing price of the Company's common stock on the date of issue, to Gifford Mabie, our sole officer and director, and Vicki Pippin, an employee, as repayment for $69,388 in loans they had made to the Company.

Note 7 - Stock Options

The Company's Incentive Stock Option Plan has 9,000,000 shares reserved for issuance. Under the Plan, employees have been granted options to purchase up to 1,000,000 shares of common stock on or before January 2008 at an exercise price of $0.50 per share. These employee options were granted during 1998. For the year ended December 31, 2001, there were no options granted, exercised or forfeited.


                                                     Weighted Average
                                                       Exercise Price
                                        Shares
                                   ------------    -------------------
Incentive Stock Option Plan:
  Employee Options Outstanding,
  At December 31, 2000               1,000,000                $  0.50
         Granted                            --                     --
         Exercised                          --                     --
         Forfeited                          --                     --
                                   ------------    -------------------
  Outstanding, December 31, 2001     1,000,000                $  0.50
                                   ------------    -------------------
  Exercisable, December 31, 2001     1,000,000                $  0.50
                                   ------------    -------------------


The following table shows non-employee stock option activity for the year ended December 31, 2001:

on-Employee Stock Options:
                                                       Weighted Average
                                                         Exercise Price
                                          Shares
                                    -------------    -------------------

 Outstanding, December 31, 2000        1,600,000                $  0.50
        Granted                        1,250,000                $  0.06
        Exercised                             --                     --
        Forfeited                        (800,000)              $  0.50
                                    -------------    -------------------
 Outstanding, December 31, 2001        2,050,000                $  0.23
                                    -------------    -------------------

 Exercisable at December 31, 2000        640,000                $  0.50
        Vested upon grant              1,250,000                $  0.06
        Vested upon events               320,000                $  0.50
        Cancelled                        (480,000)              $  0.50
                                    ------------- -- -------------------
 Exercisable, December 31, 2001        1,730,000                $  0.18
                                    -------------    -------------------

On July 18, 2001, the Board granted options to certain consultants to purchase up to 1,250,000 shares of common stock at exercise prices ranging from $0.01 per share to $0.25 per share. The options expire July 18, 2002. The Company recorded $1,273,700 as compensation cost related to the options granted using the

Black-Scholes options pricing model with the following assumptions: exercises price ranging from $0.01 to $0.25 per share; stock price on July 18, 2001 of $1.07 per share; risk-free interest rate of 6.0%; expected dividend yield of 0.0; expected life of one (1) year; and estimated volatility of 126%. The Company plans to amortize the cost over the life of the agreements, which is one year.

On November 18, 1999, the Board granted to Mr. Rippstein and his associates, Mr. Carter and Mr. Keltner, options to purchase a total of 1,600,000 shares of common stock of Maxxon at an exercise price of $0.50 per share, which was greater than the quoted market price of our common stock on the day the Rippstein License was signed. Of the 1,600,000 options granted, 800,000 were granted to Mr. Rippstein, and 400,000 were granted each to Mr. Carter and Mr. Keltner. Subsequently, Mr. Carter and Mr. Keltner assigned various interests to their options to Petroxx Resources, Inc., an Oklahoma corporation not affiliated with Maxxon. In May, 2001, the Company entered into a settlement agreement with Petroxx in which the options assigned to them by Mr. Carter and Mr. Keltner were cancelled (see Note 6). Of the options cancelled, 480,000 were exercisable. As a result, the only options outstanding pursuant to the Rippstein License as of December 31, 2001 were the 800,000 options that were granted to Mr. Rippstein.

The options granted pursuant to the. Rippstein License expire October 31, 2009 and become exercisable in stages upon the occurrence of the following events:
(1) 1/5 of the options were exercisable upon signing of the license on November 18, 1999; (2) 1/5 of the options were exercisable on December 13, 2000 when a fully working safety syringe was produced (3) 1/5 of the options were exercisable on February 27, 2001, when a U.S. Patent covering the Rippstein Syringe was issued; (4) 1/5 of the options become exercisable when the first syringe is produced from the hard production molds and is ready for full scale production; and (5) 1/5 of the options become exercisable when FDA approval is obtained. In any event, all of the options become exercisable, even if the events described in items (1) through (5) do not occur beforehand, if Maxxon sells the Rippstein Syringe Technology or if the Company is acquired by another company.

As of December 31, 2001, 480,000 of Mr. Rippstein's 800,000 options were exercisable. During the year ended December 31, 2001, an additional 160,000 of his options became exercisable when the patent was issued for the syringe. At the same time, 160,000 options to Mr. Keltner and Mr. Carter became exercisable, but were subsequently cancelled pursuant to the Petroxx agreement. The Company recognized compensation cost for all 320,000 options. Compensation cost was based on an estimated fair value of $0.39 per share, or $124,800. The estimated fair value was calculated using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.50 per share; stock price on February 27, 2001 of $0.39 per share; risk-free interest rate of 4.0%; expected dividend yield of 0.0; expected life of 8.68 years; and estimated volatility of 140%.

The following table summarizes information about stock options outstanding at December 31, 2001:




                                    Options Outstanding                    Options Exercisable
                        --------------------------------------------    ---------------------------
                                           Weighted
                                            Average         Weighted                      Weighted
                               Number     Remaining          Average          Number       Average
Range                     Outstanding   Contractual         Exercise     Exercisable      Exercise
of Exercise Prices        at 12/31/01          Life            Price     at 12/31/01         Price


Employees:
      $0.50                 1,000,000     6.13 Years          $0.50        1,000,000         $0.50
Non-Employees:
      $0.01                 1,000,000     0.55 Years          $0.01        1,000,000         $0.01
      $0.50                   250,000     0.55 Years          $0.25          250,000         $0.25
      $0.50                   800,000     7.84 Years          $0.28          480,000         $0.50



Note 8 - Related Party Transactions

The Company's officer and director and its employees may also be officers, directors, employees or consultants of other companies. The Company shares staff, office space and other administrative expenses with these other companies and from time to time borrows from and makes cash advances to the other companies. These transactions could result in the operating results or financial position of the Company being significantly different from that if the Company were autonomous. As of December 31, 2001, the Company was due $162,560 from these other companies.

Note 9 - Subsequent Events

On October 31, 2001, Morgan-Phillips, Inc. ("MPI") filed suit against the Company for breach of contract. The petition alleged that MPI performed investor relations services during 1998, 1999, 2000 and 2001 for which it was not paid. The petition sought payment of approximately $850,000 plus damages and attorney fees from the Company and MPI indicated verbally that such payment should be in the form of Maxxon common stock. While the Company recognized that Morgan Phillips performed investor relations services for the years 1998, 1999, 2000 and 2001, the Company denied many of the allegations set forth in the petition. On January 3, 2002, the district court of Tulsa County, State of Oklahoma approved a confidential settlement of a lawsuit.

On January 25, 2002, the Company, along with other plaintiffs, filed suit against the Company's former corporate counsel. The petition charges that former counsel took various actions, which were against the interests of the plaintiffs, committed a beach of fiduciary duty, and committed a breach of his duty to exercise reasonable care, skill and diligence on behalf of the Plaintiffs, which constitutes negligence. The Company is seeking actual punitive and compensatory damages in excess of $10,000.00 each. On March 25, 2002, the defendant filed a counterclaim against the Company and the other plaintiffs alleging, among other things, breach of contract, conversion and breach of fiduciary duty. Defendant is seeking actual, exemplary and punitive damages in excess of $10,000 each plus cost of litigation. The Company believes that defendant's claims are without merit and intends to vigorously defend itself.